Exhibit (a)(1)(A)

ATMEL CORPORATION

OFFER TO AMEND CERTAIN OPTIONS

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.
NOVEMBER 26, 2007

ATMEL CORPORATION
Offer to Amend Certain Options

This offer and withdrawal rights will expire at
9:00 p.m., Pacific Time, on December 21, 2007 unless we extend them.

General
     By this Offer to Amend Certain Options (the “Offer to Amend”), we are giving all eligible employees, as described below, holding eligible options to purchase shares of our common stock, as described below, the right to amend those eligible options (the “offer”). Each eligible employee holding eligible options will be provided with an election form (the “election form”) setting forth his or her eligible options, the new terms that would apply to each eligible option, if amended, and other relevant information.
     Atmel Corporation has determined that certain of your stock options were granted at a discount from fair market value and therefore should be subject to adverse tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”). These consequences include income inclusion at vesting, an additional 20% federal penalty tax (plus another 20% penalty tax for California taxpayers) and interest charges. If you elect to participate in this offer, your eligible options will no longer be subject to the adverse tax consequences under Code Section 409A.
     You are an “eligible employee” only if you are:
•	an employee of Atmel Corporation or our subsidiaries (collectively referred to as “Atmel,” the “Company,” “we,” “our” or “us”) on the last date on which this offer remains open for acceptance;

•	subject to taxation in the United States;

•	not and have never been, as of the last date on which this offer remains open for acceptance, an officer or director of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	a holder of an eligible option.
     An option to purchase our common stock is an “eligible option” only to the extent that each of the following conditions is met:
•	the option was granted under the Atmel Corporation 2005 Stock Plan, previously known as the 1996 Stock Plan before it was amended and restated (the “2005 Stock Plan”);

•	the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date for financial reporting purposes (that is, it is a “discount option” because it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was unvested as of December 31, 2004, or if only a portion of an option grant (see below for a description of the distinction between an option grant and an eligible option) was unvested as of December 31, 2004, then only that unvested portion of the grant will be eligible under the terms of the offer; and

•	the option is still outstanding as of the last date on which this offer remains open for acceptance (the “closing date”).

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     Each of your discount option grants (e.g., an option to purchase 1,000 shares is a single option grant) is made up of two parts. The portion that vested prior to January 1, 2005, is not subject to Section 409A and is not eligible for this offer. The remaining portion is subject to Section 409A (a “Section 409A Discount Option”), is subject to this offer and, if the criteria stated above are met, is an eligible option. Under the terms of the offer, if you wish to accept the offer with respect to the eligible option portion of an option grant, you must amend the entire eligible option portion of that option grant, vested and unvested. If you have more than one discount option grant, you may make different choices with respect to the eligible option portion of each option grant, but you are not permitted to make more than one choice with respect to the eligible option portion of a single option grant.
Treatment of Amended Options
     If you participate in this offer and elect to amend your eligible options, the treatment of your eligible options will depend on whether you exercised a Section 409A Discount Option in 2006 or 2007:
     A. If you exercised a Section 409A Discount Option in 2006 or 2007, your unexercised eligible options will be amended to increase the exercise price per share to the fair market value of a share of the common stock of Atmel on the option’s measurement date for financial reporting purposes (as described further under Alternative # 2 below).
     B. If you did not exercise a Section 409A Discount Option in 2006 or 2007, your eligible options will be amended in one of the following ways, at your election:
Alternative # 1. Your eligible option would be amended to delay your ability to exercise the eligible option, including options that are currently vested, to the year in which the first of the following events (a “permissible exercise event”) occurs:
(a)	your separation from service with the Company for any reason, including voluntary resignation;

(b)	your death;

(c)	your disability (as defined by Code Section 409A);

(d)	a change in control of the Company (as defined by Code Section 409A); or

(e)	January 1 of a calendar year that you specify (your “chosen exercise year”), which can not be earlier than 2008 and can not be later than your eligible option’s original expiration date. You can elect only one chosen exercise year for each option grant.
     Following the first permissible exercise event to occur, you will only be able to exercise your amended option to the extent you are vested at the time of exercise and you will be subject to any restrictions as a result of the Atmel Insider Trading Policy or any interim blackout periods during which cashless exercises and sales to cover are not permitted (any such restrictions on exercise, the “blackout period”).
     Your participation in this offer would not extend the term of your eligible option(s) beyond the original expiration date. Therefore, if you select the last calendar year of the term of your eligible option as your chosen exercise year, you will not have the full calendar year to exercise your amended option, as the original expiration date of the term of your eligible option does not change.
Example: You select calendar year 2009 as your chosen exercise year for your amended option, and none of the other permissible exercise events occurred between the amendment date and December 31, 2008.

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Answer: Your amended option will be exercisable as of January 1, 2009. If your eligible option’s current expiration date is March 1, 2009, then you would not have the full calendar year to exercise the amended option. You would have from January 1, 2009 through March 1, 2009 to exercise the amended option.
     Under this Alternative # 1, please also review and consider the special rules outlined under “Special Rules If You Elect Alternative # 1” below.
Alternative # 2. Your eligible option would be amended to increase the exercise price per share to the fair market value of a share of the common stock of Atmel on the option’s measurement date for financial reporting purposes. The measurement date for financial reporting purposes was determined to be a different date than the original grant date for all options included in this tender offer. The revised measurement dates were determined as part of the stock option investigation conducted by Atmel’s Audit Committee, which concluded in May 2007. The revised exercise price per share for affected grants was determined as follows:

		Revised Measurement
		Date for Financial
Original Grant Date	Original Grant Price	Reporting Purposes	Revised Grant Price
September 17, 2001	$7.12	November 19, 2001	$9.24
February 15, 2002	$7.69	March 15, 2002	$8.83
March 15, 2002	$8.83	May 22, 2002	$8.89
December 19, 2003	$5.75	January 23, 2004	$7.12
March 12, 2004	$6.47	April 1, 2004	$6.50
     Participation in this offer is completely voluntary and the choice, if any, among these alternatives will only occur upon your affirmative election to participate in the offer. The Company will not make an election for you. Please note, however, that if you do not participate in this offer and do not elect to amend an eligible option, your decision not to accept this offer with respect to your eligible options SHOULD RESULT IN POTENTIALLY ADVERSE PERSONAL TAX CONSEQUENCES TO YOU. Based on currently available guidance, we believe that, after 2008, in the tax year in which a discount option vests, eligible U.S. employees will have income recognition equal to the difference between the fair market value of the shares on the last day of that year and the exercise price (the “spread”) and should be subject to a 20% federal penalty tax (plus another 20% penalty tax for California taxpayers, as discussed below) on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible U.S. employees will be subject to additional annual income, penalty taxes, plus interest charges on any increase in value of the underlying stock. Finally, certain states have adopted laws similar to Code Section 409A. Consequently, eligible U.S. employees may also incur additional taxes, penalties and interest charges under state law provisions. For example, California has a provision similar to Code Section 409A and imposes a 20% tax with regard to discount

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stock options (in addition to the federal 20% tax and any federal and state income taxes). Prior to 2009, the federal and California penalty taxes would arise on option exercise.
Special Rules If You Elect Alternative # 1
     If you elect alternative # 1 above, please be aware that your amended option will have special (i) exercise period rules, depending on your classification as a “specified employee” under Code Section 409A, and (ii) expiration date rules.
     Special Exercise Period Rules
     If your chosen exercise year arrives and none of the other four permissible exercise events described above has occurred, then your amended option will become exercisable on January 1 of your chosen exercise year, and you may generally exercise your amended option as to any vested shares any time throughout that calendar year (through the date on which the option expires, if it expires during the chosen exercise year), subject to any restrictions as a result of the Atmel Insider Trading Policy or any interim blackout periods during which cashless exercises and sales to cover are not permitted.
     However, if you are a member of senior management, who is determined to be a “specified employee,” there is a special rule that applies to option exercises after separation from service. Generally speaking, as defined under Code Section 409A, a “specified employee” is (i) an individual who is among the 50 highest paid officers of the Company, or is a one percent (1%) stockholder of the Company, who in either case earns more than $150,000 from the Company, or (ii) an individual who is a five percent (5%) stockholder of the Company (regardless of income from the Company).
     Please note that if your amended option first becomes exercisable due to your termination of service and you are considered a “specified employee” as of the date of your separation of service, and if the term of the amended option or the post-termination exercise period does not extend past the date that is six months after your separation date, you must exercise your amended options following your separation date no later than the earlier of the expiration of the original maximum term of the option or the expiration of the post-termination exercise period. However, any option proceeds will not be paid to you until the date that is six months after your termination of service.
     Special Expiration Date Rules
     If your chosen exercise year occurs first: If your chosen exercise year arrives and none of the other four permissible exercise events has occurred, then your amended option will expire on December 31 of that calendar year or the date that your option is scheduled to expire by its terms, if earlier.
     If one of the other permissible exercise events occurs before your chosen exercise year: If one of the other permissible exercise events occurs on or prior to September 30 in a calendar year, before your chosen exercise year, your amended option’s expiration date will be December 31 of that year or the date that your option is scheduled to expire by its terms, if earlier. If one of these permissible exercise events occurs after September 30 in a calendar year, but before your chosen exercise year, your amended option’s expiration date will be the 15th day of the third calendar month following the actual date of the permissible exercise event or the date that your option is scheduled to expire by its terms, if earlier. You should take into account the terms of your specific eligible options when considering a special expiration date; for example, keep in mind that most eligible options only permit you to exercise them for a period of 30 days (or shorter if the expiration date of the option is earlier) following a separation from service.
     If you have not exercised your amended option as to the vested shares subject to your amended option within the time periods described above, your amended option will expire, and you will have no further rights to purchase any shares under your amended option. If any shares subject to your amended option have not vested

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by the new expiration date, you will forfeit your right to exercise your amended option as to those shares in accordance with the existing terms of your stock option agreement. Note also that if a change of control is the first permissible exercise event with regard to an amended option, and the terms of the transaction agreement between the Company and the acquiring entity provide for the termination of your amended options, if those amended options are not exercised prior to the consummation of the transaction (to the extent such termination is permitted under the 2005 Stock Plan), your amended option may expire earlier than described above.
Example: Assume that you tender an eligible option that has a current expiration date of July 1, 2009, and the eligible portion of such eligible option covers 400 shares and you are currently vested as to 300 of those shares, with the remaining 100 shares scheduled to vest on March 20, 2008. You elect to amend all 400 eligible options.
Answer: You may only elect one calendar year as your chosen exercise year with respect to all 400 eligible options. If you elect to have calendar year 2008 as your chosen exercise year with respect to all 400 eligible options, your amended option will then expire not later than December 31, 2008. You would be able to exercise your 300 vested eligible options anytime during calendar year 2008 (unless your option is scheduled to expire before the end of 2008), and to exercise your 100 unvested eligible options anytime between when they vest on March 20, 2008, and December 31, 2008 (unless your option is scheduled to expire before the end of 2008). However, if your employment was to terminate on December 31, 2007 and you are not a “specified employee,” your amended option would generally expire as to the 300 eligible options on March 15, 2008 (unless the terms of your option provide for an earlier exercise period, such as 30 days from your service termination date), and you would have no right to exercise your amended option as to the 100 unvested options.
     In the event of ambiguity, the compensation committee of our Board of Directors will have discretion to determine when, whether, and to what extent a permissible exercise event has occurred and to determine the expiration date applicable to an amended option.
Full Example
Example: Assume that you were granted an option on December 19, 2003, to purchase 4,000 shares of Atmel common stock with an exercise price per share equal to $5.75 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, 1,000 shares vested on or before December 31, 2004. On the option’s measurement date for financial reporting purposes, the fair market value of Atmel common stock was $7.12 per share, and on the closing date of this offer the fair market value of Atmel common stock was $5.50. As of the offer expiration date, you had not exercised any portion of your option.
Answer A: Assume you exercised a Section 409A Discount Option in 2006 or 2007. If you accept the offer, then the option to purchase 3,000 shares will be amended to increase the exercise price to $7.12 per share.
Answer B. Assume you did not exercise a Section 409A Discount Option in 2006 or 2007. If you accept the offer, then you may elect between Alternative # 1 and Alternative # 2.
Alternative # 1. The portion of your option to purchase 4,000 shares that is eligible for this offer is 3,000 shares. Therefore, if you elect Alternative #1, your eligible option to purchase 3,000 shares will be amended to delay the first date on which you may exercise the eligible option from the current applicable vesting date to the earliest to occur of the permissible exercise events (as listed in 1(a) through 1(e) above). The exercise price will remain at $5.75 per share.
Alternative # 2. If you elect Alternative #2, the option to purchase 3,000 shares will be amended to increase the exercise price to $7.12 per share.
     If you elect to amend the exercise date of your eligible option under Alternative # 1 above, the amended option will cease to be exercisable as of the amendment date, whether vested or unvested, and will again become

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exercisable in the year in which the first permissible exercise event occurs (and only to the extent then vested and subject to any restrictions as a result of the Atmel Insider Trading Policy or any interim blackout periods).
Receipt of Amended Options
     If you elect to participate in this offer, your eligible option will be amended on the date that this offer expires (currently expected to be December 21, 2007). Each amended option will be subject to the option agreement between you and the Company, except as amended by this offer. Any amended option you receive will continue to be subject to the same vesting schedule.
Other Matters
     This offer is not conditioned upon acceptance with respect to an aggregate minimum number of the outstanding eligible options held by all eligible employees, but this offer is subject to customary conditions, which we describe in Section 7 of Part III of this Offer to Amend. You are not required to accept this offer.
     Our common stock is traded on the Nasdaq Global Select Market under the symbol “ATML.” On November 20, 2007, the closing price of our common stock was $4.58 per share. Before deciding to participate in this offer, you should evaluate current market quotes for our common stock, as well as the risks of participating in this offer.
     See “Risks of Participating in the Offer” beginning on page 24 for a discussion of risks that you should consider before participating in this offer.
IMPORTANT – ACTION ITEMS TO PARTICIPATE
     If you are an eligible optionee, at the commencement of the offer you will receive an e-mail announcing this offer with a link to the website for this offer (the “offer website”). If you wish to participate in this offer, you must log onto the offer website and click on the MAKE AN ELECTION button. You will be directed to your election form that contains the following personalized information with respect to each eligible option you hold:
•	the number of shares of the Company’s common stock purchasable under the eligible option, by applicable option grant;

•	the grant date indicated for the eligible option on the applicable option agreement;

•	the current exercise price per share in effect for the eligible option;

•	the fair market value of a share of the common stock of Atmel on the eligible option’s measurement date for financial reporting purposes; and

•	the election alternatives available to you.
     You will need to check the appropriate box next to each of your option grants to indicate your choice whether and how to amend your eligible options under such option grants in accordance with the terms of this offer. After completing the election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections you will proceed to the Agreement to the Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Election Confirmation Statement page. Please print and keep a copy of the Election Confirmation Statement for your records, at which point you have completed the election process.
     If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the Company via facsimile to Carol Pleva, Manager, Stock Administration at (408) 436-4111 before 9:00 p.m., Pacific Time, on December 21, 2007. To

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obtain a paper election form, please contact Carol Pleva, Manager, Stock Administration via telephone at (408) 487-2731 or via e-mail at Carol.Pleva@atmel.com
     You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on December 21, 2007. If we extend this offer beyond that deadline, you must complete the process before the extended closing date of this offer.
     We will not accept delivery of any election form after expiration of this offer. If we do not receive a properly completed and duly executed election form from you before the expiration of this offer, we will not accept your eligible options for amendment, and such eligible options will not be amended or replaced pursuant to this offer.
     If you have made an election and wish to change your election or wish to withdraw from participation in the offer, you must log onto the offer website and complete the withdraw process before 9:00 p.m., Pacific Time, on December 21, 2007. If you are not able to withdraw electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your changed election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper withdrawal form and return it to the Company via facsimile to Carol Pleva, Manager, Stock Administration at (408) 436-4111 before 9:00 p.m., Pacific Time, on December 21, 2007. To obtain a paper withdrawal form, please contact Carol Pleva, Manager, Stock Administration via telephone at (408) 487-2731 or via e-mail at Carol.Pleva@atmel.com
     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
     Atmel has prepared communications regarding this offer and will provide general tax information to eligible employees with respect to the tax characteristics of this offer. Atmel will not provide tax advice specific to an individual’s circumstances. We recommend that you discuss the personal tax consequences of this offer with a financial, legal and/or tax advisor. You should direct general questions about the terms of this offer to:

Jon Gonzales
Director, Chief Corporate Counsel
Atmel Corporation
Tel: (408) 436-4211
Fax: (408) 436-4111
E-mail: Jon.Gonzales@atmel.com
Offer to Amend Certain Options, dated November 26, 2007.
     You should rely only on the information contained in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. Some state jurisdictions may also impose additional taxes with respect to your eligible options. We recommend that you consult with a financial, legal and/or tax advisor regarding any state tax consequences. We are not making an offer of amended options in any jurisdiction in which this offer is not permitted. We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will eligible options be accepted from, the option holders residing in such jurisdiction. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date of this offer.

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TABLE OF CONTENTS

I. SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		2
II. RISKS OF PARTICIPATING IN THE OFFER		24
III. THE OFFER		41
1.	Purpose of the offer	41
2.	Eligibility	42
3.	Number of options and amount of consideration; expiration date	42
4.	Procedures for electing to participate in this offer	48
5.	Withdrawal rights and change of election	50
6.	Acceptance of options for amendment and issuance of amended options	51
7.	Conditions of the offer	51
8.	Price range of shares underlying the options	54
9.	Source and amount of consideration; terms of amended options	54
10.	Information concerning the Company	61
11.	Interests of directors and executive officers; transactions and arrangements concerning the options	62
12.	Status of options amended by us in the offer; accounting consequences of the offer	62
13.	Legal matters; regulatory approvals	63
14.	Material United States federal income tax consequences	63
15.	Extension of offer; termination; amendment	67
16.	Fees and expenses	67
17.	Additional information	68
18.	Financial statements	69
19.	Miscellaneous	69

SCHEDULE A	Information Concerning the Executive Officers and Directors of Atmel Corporation	A-1

SCHEDULE B	Summary Financial Information of Atmel Corporation	B-1

SCHEDULE C	Guide to Tax Issues in France	C-1

SCHEDULE D	Guide to Tax Issues in Germany	D-1

SCHEDULE E	Guide to Tax Issues in Italy	E-1

SCHEDULE F	Guide to Tax Issues in Switzerland	F-1

I. SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
     The following are answers to some of the questions that you may have about this offer. You should carefully read this entire Offer to Amend, the accompanying e-mail from Jon Gonzales, dated November 26, 2007, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this Offer to Amend to help you find a more complete description of these topics.

Q1.	Why is Atmel making this offer?	4
Q2.	What is the offer and what terms are used in the offer?	4
Q3.	Who is eligible to participate in this offer?	5
Q4.	Which options are eligible for amendment in this offer?	5
Q5.	How do I participate in this offer?	6
Q6.	What if I later want to change my election to participate in the offer?	8
Q7.	If I decide to participate in the offer, what will happen to my current eligible options?	8
Q8.	If I decide to participate in the offer, how will my options be amended?	8
Q9.	If I do not reprice my option and I elect Alternative #1, do special rules apply?	10
Q10.	Can you show me an example of all the choices available under the offer?	11
Q11.	When will I receive my amended options?	12
Q12.	Am I required to participate in this offer?	12
Q13.	Once my options are accepted for amendment, is there anything I must do to receive the amended options?	13
Q14.	When will my amended options vest?	13
Q15.	Will the terms and conditions of my amended options be the same as my original options?	13
Q16.	What happens to my options if I reprice eligible options but then I exercise those options before expiration of the offer?	13
Q17.	If I choose to amend the exercise date, can I exercise my amended option prior to the new exercise date?	13
Q18.	What happens if I choose to amend my eligible options but then before expiration of the offer exercise either (i) all those eligible options, or (ii) only some, but not all of my eligible options?	13
Q19.	Who selects the chosen exercise year?	14
Q20.	Can I pick more than one chosen exercise year, provided, however, that the eligible option is vested according to its terms at exercise?	14
Q21.	Can I pick 2007 as my chosen exercise year?	14
Q22.	What happens if I pick the year in which my eligible option will expire as my chosen exercise year?	14
Q23.	If I elect to amend the exercise date of my eligible option and one of the permissible exercise events occurs, when will it expire?	14
Q24.	What happens if I separate from service with the Company prior to my chosen exercise year?	15
Q25.	What happens to my options if I do not turn my election form in by the deadline, choose not to participate or my elections are not accepted?	16
Q26.	How does Atmel determine whether I have properly accepted this offer?	17
Q27.	Are there any positive or negative tax consequences to my participation in the offer?	17
Q28.	Do you have an example of the tax consequences for Code Section 409A?	18

Q29.	Is there uncertainty with respect to the tax effects of Code Section 409A?	18
Q30.	How will Atmel confirm to me that my election form or withdrawal form has been received?	19
Q31.	Can I accept this offer with respect to shares of Atmel common stock that I previously acquired upon exercise of options?	19
Q32.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	19
Q33.	What are the accounting consequences of the offer?	19
Q34.	When will my amended options expire?	19
Q35.	Will I receive any paperwork indicating my options have been amended?	20
Q36.	Are there any conditions to this offer?	20
Q37.	If you extend the offer, how will you notify me?	20
Q38.	How will you notify me if the offer is changed?	20
Q39.	Can I change my mind and withdraw from this offer?	20
Q40.	How many times can I change my mind about my election or withdrawal?	20
Q41.	How do I withdraw my election?	20
Q42.	What if I withdraw my election and then decide again that I want to participate in this offer?	21
Q43.	How should I decide whether or not to accept this offer with respect to my eligible options?	22
Q44.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	22
Q45.	Will my amended options be an NSO or ISO for United States tax purposes?	22
Q46.	Does Code Section 409A impact the Employee Stock Purchase Plan (ESPP) shares?	23
Q47.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?	23

Q1.	Why is Atmel making this offer?

A1.	It has been determined that certain options granted under the 2005 Stock Plan, previously known as the 1996 Stock Plan before it was amended and restated (the “2005 Stock Plan”), were issued with an exercise price less than the fair market value of the underlying Atmel common stock on the options’ measurement date for financial reporting purposes. Unfortunately, Code Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 should subject eligible employees to unfavorable tax consequences as described in Section 14 of Part III of this Offer to Amend. If the eligible options are amended, the unfavorable tax consequences should be eliminated. (See Section 14 of Part III.)

The currently outstanding options were issued to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to individuals who perform services for Atmel and its subsidiary companies, and to promote the success of our business. We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value.

Q2.	What is the offer and what terms are used in the offer?

A2.	This offer is a voluntary opportunity for eligible employees to elect to have certain outstanding eligible options amended. This opportunity is described in the following questions and answers, and in the remainder of this Offer to Amend.

The following are some terms that are frequently used in this Offer to Amend.
•	“amended options” refers to eligible options that are amended pursuant to this offer.

•	“amendment date” refers to the date when the eligible options with respect to which you accept this offer will be amended. We expect that the amendment date will be December 21, 2007, which is the same date as the closing date of this offer. If the closing date is extended, then the amendment date will be similarly extended.

•	“closing date” refers to the last date on which the offer remains open for acceptance. The closing date will be December 21, 2007 at 9:00 p.m., Pacific Time, unless this offer is extended. We may extend the closing date at our discretion. If we extend the offer, the term “closing date” will refer to the time and date at which the extended offer expires.

•	“election form” refers to the document that will be provided to each eligible employee to permit them to accept the offer. Your election form will list your eligible options and, for each eligible option, will list the original exercise price, the number of unexercised shares subject to the eligible option and the new exercise price if the eligible option is so amended.

•	“eligible employee” refers to each individual who is an employee of Atmel Corporation or our subsidiaries (collectively referred to as “Atmel,” the “Company,” “we,” “our” or “us”) on the last date on which this offer remains open for acceptance, is subject to taxation in the United States, is not and has never been as of the last date on which this offer remains open for acceptance, an officer or director of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is a holder of an eligible option.

•	“eligible option” refers to each option with respect to which you may accept this offer in exchange for an amended option, as described in Question 4 below and Section 3 of Part III of the Offer to Amend.

•	“executive officers” refers to those officers of Atmel listed on Schedule A, including those who are officers for purposes of Section 16 of the Exchange Act.

•	“new exercise price” refers to the exercise price per share at which an amended option may be exercised to purchase Atmel common stock. An amended option’s new exercise price will be equal to the fair market value of a share of Atmel common stock on the eligible option’s measurement date for financial reporting purposes. Your election form will list this new exercise price for each of your eligible options should you accept this offer with respect to such eligible options.

•	“offer period” or “offering period” refers to the period from the commencement of this offer to the closing date. This period commenced on November 26, 2007, and ends at 9:00 p.m., Pacific Time, on December 21, 2007, unless this offer is extended.

•	“option” refers to an option to purchase one or more shares of our common stock.

•	“original exercise price” refers to the original exercise price of an eligible option. Your election form will list the original exercise price of each of your eligible options.

•	“Code Section 409A” refers to Section 409A of the United States Internal Revenue Code of 1986, as amended, and the tax regulations thereunder, issued pursuant to the American Jobs Creation Act of 2004.

Q3.	Who is eligible to participate in this offer?

A3.	You may participate in this offer if you are an “eligible employee”. You are an “eligible employee” only if you are:
•	an employee of Atmel Corporation or our subsidiaries (collectively referred to as “Atmel,” the “Company,” “we,” “our” or “us”) on the last date on which this offer remains open for acceptance;

•	subject to taxation in the United States;

•	not and have never been, as of the last date on which this offer remains open for acceptance, an officer or director of the Company for purposes of Section 16 of the Exchange Act; and

•	a holder of an eligible option. (See Section 2 of Part III.)

Q4.	Which options are eligible for amendment in this offer?

A4.	An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:
•	the option was granted under the 2005 Stock Plan;

•	the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date for financial reporting purposes (that is, it is a “discount option” because it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was unvested as of December 31, 2004, or if only a portion of an option grant (see below for a description of the distinction between an option grant and an eligible option) was unvested as of December 31, 2004, then only that unvested portion of the grant will be eligible under the terms of the offer; and

•	the option is still outstanding as of the closing date.
            Each of your discount option grants (e.g., an option to purchase 1,000 shares is a single option grant) is made up of two parts. The portion that vested prior to January 1, 2005, is not subject to Section 409A and is not eligible for this offer. The remaining portion is subject to Section 409A (a “Section 409A Discount Option”), is subject to this offer and, if the criteria stated above are met, is an eligible option. Under the terms of the offer, if you wish to accept the offer with respect to the eligible option portion of an option grant, you must amend the entire eligible option portion of that option grant, vested and unvested. If you have more than one discount option grant, you may make different choices with respect to the eligible option portion of each option grant, but you are not permitted to make more than one choice with respect to the eligible option portion of a single option grant. (See Section 4 of Part III.)

Q5.	How do I participate in this offer?

A5.	If you are an eligible optionee, at the commencement of the offer you will receive an e-mail announcing this offer with a link to the offer website. If you wish to participate in this offer, you must log onto the offer website and click on the MAKE AN ELECTION button. You will be directed to your election form that contains the following personalized information with respect to each eligible option you hold:
•	the number of shares of the Company’s common stock purchasable under the eligible option, by applicable option grant;

•	the grant date indicated for the eligible option on the applicable option agreement;

•	the current exercise price per share in effect for the eligible option;

•	the fair market value of a share of the common stock of Atmel on the eligible option’s measurement date for financial reporting purposes; and

•	the election alternatives available to you.

You will need to check the appropriate box next to each of your option grants to indicate your choice whether and how to amend your eligible options under such option grants in accordance with the terms of this offer. After completing the election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections you will proceed to the Agreement to the Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Election Confirmation Statement page. Please print and keep a copy of the Election Confirmation Statement for your records. At this point, you have completed the election process.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the Company via facsimile to Carol Pleva, Manager, Stock Administration at (408) 436-4111 before 9:00 p.m., Pacific Time, on December 21, 2007. To obtain a paper election form, please contact Carol Pleva, Manager, Stock Administration via telephone at (408) 487-2731 or via e-mail at Carol.Pleva@atmel.com

You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on December 21, 2007. If we extend this offer beyond that deadline, you must complete the process before the extended closing date of this offer.

We will not accept delivery of any election form after expiration of this offer. If we do not receive a properly completed and duly executed election form from you before the expiration of this offer, we will not accept your eligible options for amendment, and such eligible options will not be amended or replaced pursuant to this offer.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election related to eligible options with respect to which you have elected to accept this offer that we determine is not in proper form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all eligible options with respect to which a proper election has been made. (See Section 4 of Part III.)

If you have made an election and wish to change your election or wish to withdraw from participation in the offer, you must log onto the offer website and complete the withdraw process before 9:00 p.m., Pacific Time, on December 21, 2007. If you are not able to withdraw electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your changed election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper withdrawal form and return it to the Company via facsimile to Carol Pleva, Manager, Stock Administration at (408) 436-4111 before 9:00 p.m., Pacific Time, on December 21, 2007. To obtain a paper withdrawal form, please contact Carol Pleva, Manager, Stock Administration via telephone at (408) 487-2731 or via e-mail at Carol.Pleva@atmel.com

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on December 21, 2007, unless the offer is extended past that time, in which case your election will become irrevocable after 9:00 p.m. on the new closing date. The only exception is that if we have not accepted your election by 9:00 p.m. Pacific Time, on January 23, 2008, you may withdraw your election at any time thereafter prior to Atmel’s acceptance.

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6 a.m., Pacific Time, on the U.S. business day following the previously scheduled closing date.

Only responses that are complete, signed, and actually received by the deadline will be accepted. Responses that are received after the deadline will not be accepted. The delivery of election and withdrawal forms is at your risk. Atmel intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that Atmel has received your response, you must confirm that we have received your election form and/or any withdrawal form. Responses may be submitted only via fax or e-mail. Responses submitted by any other means, including hand delivery, are not permitted.

Q6.	What if I later want to change my election to participate in the offer?

A6.	You may change your mind after you have submitted an election and withdraw from this offer at any time before the closing date. Please review Questions 41 and 42 below on the procedures to withdraw your election to participate.

Q7.	If I decide to participate in the offer, what will happen to my current eligible options?

A7.	If you elect to participate in the offer, your eligible options will be amended in the manner you elect on the same day as the closing date (but following the closing of the offer). The closing date will be December 21, 2007, unless this offer period is extended.

The amended option will continue to be subject to the terms and conditions of the 2005 Stock Plan under which the original option was granted, and to an amended option agreement between you and the Company. Any amended option you receive will continue to be subject to the same vesting schedule and post-termination exercise period as your original option (generally, 30 days after separation from service other than due to death or disability). (See Section 6 of Part III.)

Q8.	If I decide to participate in the offer, how will my options be amended?

A8.	If you participate in this offer and elect to amend your eligible options, the treatment of your options will vary depending on whether you exercised a Section 409A Discount Option in 2006 or 2007:

A. If you exercised a Section 409A Discount Option in 2006 or 2007, your unexercised eligible options will be amended to increase the exercise price per share to the fair market value of a share of the common stock of Atmel on the option’s measurement date for financial reporting purposes (as described further under Alternative # 2 below).

B. If you did not exercise a Section 409A Discount Option in 2006 or 2007, your eligible options will be amended in one of the following ways, at your election:
Alternative # 1. Your eligible option would be amended to delay your ability to exercise the eligible option, including options that are vested and unvested, to the year in which the first of the following events (a “permissible exercise event”) occurs:
(a)	your separation from service with the Company for any reason, including voluntary resignation;

(b)	your death;

(c)	your disability (as defined by Code Section 409A);

(d)	a change in control of the Company (as defined by Code Section 409A); or

(e)	January 1 of a calendar year that you specify (your “chosen exercise year”), which can not be earlier than 2008 and can not be later than your eligible option’s original expiration date. You can elect only one chosen exercise year for each option grant.
Following the first permissible exercise event to occur, you will only be able to exercise your amended option to the extent you are vested and you will be subject to any restrictions as a result of the Atmel Insider Trading Policy or any interim blackout periods during which cashless exercises and sales to cover are not permitted (any such restrictions on exercise, the “blackout period”).
Your participation in this offer will not extend the term of your eligible option(s) beyond the original expiration date. Therefore, if you select the last calendar year of the term of your eligible option as your chosen exercise year, you will not have the full calendar year to exercise your amended option, as the original expiration date of the term of your eligible option does not change.
Example: You select calendar year 2009 as your chosen exercise year for your amended option, and none of the other permissible exercise events occurred between the amendment date and December 31, 2008.
Answer: Your amended option will be exercisable as of January 1, 2009. If your eligible option’s current expiration date is March 1, 2009, then you would not have the full calendar year to exercise the amended option. You would have from January 1, 2009 through March 1, 2009 to exercise the amended option.
Under this Alternative #1, please also review and consider the special rules outlined in Question 9 below.
Alternative # 2. Your eligible option would be amended to increase the exercise price per share to the fair market value of a share of the common stock of Atmel on the option’s measurement date for financial reporting purposes. The measurement date for financial reporting purposes was determined to be a different date than the original grant date for all options included in this tender offer. The revised measurement dates were determined as part of the stock option investigation conducted by Atmel’s Audit Committee, which concluded in May 2007. The revised exercise price per share for affected grants was determined as follows:

		Revised Measurement
		Date for Financial
Original Grant Date	Original Grant Price	Reporting Purposes	Revised Grant Price
September 17, 2001	$7.12	November 19, 2001	$9.24
February 15, 2002	$7.69	March 15, 2002	$8.83
March 15, 2002	$8.83	May 22, 2002	$8.89
December 19, 2003	$5.75	January 23, 2004	$7.12
March 12, 2004	$6.47	April 1, 2004	$6.50

Q9.	If I do not reprice my option and I elect Alternative #1, do special rules apply?

A9.	Yes, if you did not exercise a discount option in 2006 or 2007 and elect alternative # 1 above, please be aware that your amended option will have special (i) exercise period rules, depending on your classification as a “specified employee” under Code Section 409A, and (ii) expiration date rules.
     Special Exercise Period Rules
     If your chosen exercise year arrives and none of the other four permissible exercise events described above has occurred, then your amended option will become exercisable on January 1 of your chosen exercise year, and you may generally exercise your amended option as to any vested shares any time throughout that calendar year (through the date on which the option expires, if it expires during the chosen exercise year), subject to any restrictions as a result of the Atmel Insider Trading Policy or any interim blackout periods during which cashless exercises and sales to cover are not permitted.
     However, if you are a member of senior management, who is determined to be a “specified employee,” there is a special rule that applies to option exercises after separation from service. Generally speaking, as defined under Code Section 409A, a “specified employee” is (i) an individual who is among the 50 highest paid officers of the Company, or is a one percent (1%) stockholder of the Company, who in either case earns more than $150,000 from the Company, or (ii) an individual who is a five percent (5%) stockholder of the Company (regardless of income from the Company).
     Please note that if your amended option first becomes exercisable due to your termination of service and you are considered a “specified employee” as of the date of your separation of service, and if the term of the amended option or the post-termination exercise period does not extend past the date that is six months after your separation date, you must exercise your amended options following your separation date no later than the earlier of the expiration of the original maximum term of the option or the expiration of the post-termination exercise period. However, any option proceeds will not be paid to you until the date that is six months after your termination of service.
     Special Expiration Date Rules
     If your chosen exercise year occurs first: If your chosen exercise year arrives and none of the other four permissible exercise events has occurred, then your amended option will expire on December 31 of that calendar year or the date that your option is scheduled to expire by its terms, if earlier.
     If one of the other permissible exercise events occurs before your chosen exercise year: If one of the other permissible exercise events occurs on or prior to September 30 in a calendar year, before your chosen exercise year, your amended option’s expiration date will be December 31 of that year or the date that your option is scheduled to expire by its terms, if earlier. If one of these permissible exercise events occurs after September 30 in a calendar year, but before your chosen exercise year, your amended option’s expiration date will be the 15th day of the third calendar month following the actual date of the permissible exercise event or the date that your option is scheduled to expire by its terms, if earlier. You should take into account the terms of your specific eligible options when considering a special expiration date; for example, keep in mind that most eligible options only permit you to exercise them for a period of 30 days (or shorter if the expiration date of the option is earlier) following a separation from service.
     If you have not exercised your amended option as to the vested shares subject to your amended option within the time periods described above, your amended option will expire, and you will have no further rights to purchase any shares under your amended option. If any shares subject to your amended option have not vested by the new expiration date, you will forfeit your right to exercise your amended option as to those shares in accordance with the existing terms of your stock option agreement. Note also that if a change of control is the first permissible exercise event with regard to an amended option, and the terms of the transaction agreement between the Company and the acquiring entity provide for the termination of your amended options, if those amended options are not exercised prior to the consummation of the transaction (to the extent such termination is permitted under the 2005 Stock Plan), your amended option may expire earlier than described above.
Example: Assume that you tender an eligible option that has a current expiration date of July 1, 2009, and the eligible portion of such eligible option covers 400 shares and you are currently vested as to 300 of those shares, with the remaining 100 shares scheduled to vest on March 20, 2008. You elect to amend all 400 eligible options.
Answer: You may only elect one calendar year as your chosen exercise year with respect to all 400 eligible options. If you elect to have calendar year 2008 as your chosen exercise year with respect to all 400 eligible options, your amended option will then expire not later than December 31, 2008. You would be able to exercise your 300 vested eligible options anytime during calendar year 2008 (unless your option is scheduled to expire before the end of 2008), and to exercise your 100 unvested eligible options anytime between when they vest on March 20, 2008, and December 31, 2008 (unless your option is scheduled to expire before the end of 2008). However, if your employment was to terminate on December 31, 2007 and you are not a “specified employee,” your amended option would generally expire as to the 300 eligible options on March 15, 2008 (unless the terms of your option provide for an earlier exercise period, such as 30 days from your service termination date), and you would have no right to exercise your amended option as to the 100 unvested options.
In the event of ambiguity, the compensation committee of our Board of Directors will have discretion to determine when, whether, and to what extent a permissible exercise event has occurred and to determine the expiration date applicable to an amended option.

Q10.	Can you show me an example of all the choices available under the offer?

A10.	Yes, see below.
Full Example: Assume that you were granted an option on December 19, 2003, to purchase 4,000 shares of Atmel common stock with an exercise price per share equal to $5.75 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, 1,000 shares vested on or before December 31, 2004. On the option’s revised measurement date for financial reporting purposes, the fair market value of Atmel common stock was $7.12 per share, and on the closing date of this offer the fair market value of Atmel common stock was $5.50. As of the offer expiration date, you had not exercised any portion of your option.

Answer A: Assume you exercised a Section 409A Discount Option in 2006 or 2007. If you accept the offer, then the option to purchase 3,000 shares will be amended to increase the exercise price to $7.12 per share.
Answer B. Assume you did not exercise a Section 409A Discount Option in 2006 or 2007. If you accept the offer, then you may elect between Alternative # 1 and Alternative # 2.
Alternative # 1. The portion of your option to purchase 4,000 shares that is eligible for this offer is 3,000 shares. Therefore, if you elect Alternative #1, your eligible option to purchase 3,000 shares will be amended to delay the first date on which you may exercise the eligible option from the current applicable vesting date to the earliest to occur of the permissible exercise events (as listed in 1(a) through 1(e) in Question 8 above). The exercise price will remain at $5.75 per share.
Alternative # 2. If you elect Alternative #2, the option to purchase 3,000 shares will be amended to increase the exercise price to $7.12 per share.
If you elect to amend the exercise date of your eligible option under Alternative # 1 above, the amended option will cease to be exercisable as of the amendment date, whether vested or unvested, and will again become exercisable in the year in which the first permissible exercise event occurs (and only to the extent then vested and subject to any restrictions as a result of the Atmel Insider Trading Policy or any interim blackout periods).

Q11.	When will I receive my amended options?

A11.	Any eligible options with respect to which you have elected to accept this offer will be amended on the amendment date (but following the closing of this offer). The amendment date will be the same date on which this offer expires. We expect the amendment date will be December 21, 2007. If the closing date of this offer is delayed, the amendment date will be similarly delayed. (See Section 6 of Part III.)

Q12.	Am I required to participate in this offer?

A12.	No. Participation in this offer is completely voluntary.

Please note, however, that, that if you do not participate in this offer and do not elect to amend an eligible option, your decision not to accept this offer with respect to your eligible options SHOULD RESULT IN POTENTIALLY ADVERSE PERSONAL TAX CONSEQUENCES TO YOU. Based on currently available guidance, we believe that, in the tax year in which a discount option vests, eligible U.S. employees will have income recognition equal to the difference between the fair market value of the shares on the last day of the year and the exercise price (the “spread”) and should be subject to a 20% federal penalty tax (plus another 20% penalty tax for California taxpayers, as discussed below) on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible U.S. employees will be subject to additional annual income, penalty taxes, plus interest charges on any increase in value of the underlying stock. Finally, certain states have adopted laws similar to Code Section 409A. Consequently, eligible U.S. employees may also incur additional taxes, penalties and interest charges under state law provisions. For example, California has a provision similar to Code Section 409A and imposes a 20% tax with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes). Please also see Questions

25 and 27 for a description of the potential consequences to you if you decide not to participate in this offer and instead keep your current options.

(See Section 3 of Part III.)

Q13.	Once my options are accepted for amendment, is there anything I must do to receive the amended options?

A13.	No. Once this offer has closed and your election with respect to your eligible options has been accepted by the Company, your eligible options will be amended. There is nothing that you must do to receive your amended options. Your eligible options are scheduled to be amended on the same day that this offer expires. (See Section 3 of Part III.)

Q14.	When will my amended options vest?

A14.	If your eligible options are amended, they will continue to vest according to the vesting schedule of your original options. Future vesting is subject to your continued service to us through each relevant vesting date. (See Section 9 of Part III.)

Q15.	Will the terms and conditions of my amended options be the same as my original options?

A15.	Yes. Except for the new exercise price of your amended options, or the new periods when your amended options will be exercisable, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options, including the limited post-termination exercise periods. (See Sections 3, 9 and 14 of Part III.)

Q16.	What happens to my options if I reprice eligible options but then I exercise those options before expiration of the offer?

A16.	If you elect to participate in this offer but exercise those options prior to expiration of this offer, those eligible options which you exercise will no longer be eligible to be amended in this offer. Those options instead will terminate upon exercise in accordance with their terms. In addition, see Questions 18 and 25.

Q17.	If I choose to amend the exercise date, can I exercise my amended option prior to the new exercise date?

A17.	Generally, no.

However, you may exercise earlier if you experience severe financial hardship resulting from (1) your illness or accident, (2) the illness or accident of an immediate family member, (3) the loss of property due to casualties, or (4) similar extraordinary and unforeseeable circumstances arising as the result of events beyond your control. Your severe financial hardship must also meet certain other conditions required by Code Section 409A.

Q18.	What happens if I choose to amend my eligible options but then before expiration of the offer exercise either (i) all those eligible options, or (ii) only some, but not all of my eligible options?

A18.	If you elect to participate in this offer but exercise those options prior to expiration of this offer, those eligible options which you exercise will no longer be eligible to be amended in this offer. Those options instead will terminate upon exercise in accordance with their terms. (See Questions Q16 and Q25.)

If you elect to participate in this offer but exercise any eligible option prior to the expiration of this offer, any remaining unexercised eligible options will no longer be eligible to be amended to choose a fixed exercise date. If you had elected a fixed exercise date for any unexercised eligible option, your elections will be automatically withdrawn and you will have to make new elections if you wish to participate in the offer.

Q19.	Who selects the chosen exercise year?

A19.	If you select Alternative # 1, you will select a chosen exercise year for each eligible option that you tender in the offer. The chosen exercise year may be any calendar year between 2008 and the year in which your eligible option expires.

Q20.	Can I pick more than one chosen exercise year, provided, however, that the eligible option is vested according to its terms at exercise?

A20.	If you have more than one eligible option grant, you may select a different chosen exercise year for each eligible option grant. You can only choose one exercise year for each eligible option grant.

Q21.	Can I pick 2007 as my chosen exercise year?

A21.	No, under the guidance currently provided under Code Section 409A, you cannot pick the year in which you make your election to amend your eligible option to comply with Code Section 409A.

Q22.	What happens if I pick the year in which my eligible option will expire as my chosen exercise year?

A22.	Your participation in the offer will not extend the term of your eligible option(s) beyond its original expiration date. Therefore, if you select the last calendar year of the term of your eligible option as your chosen exercise year, you will not have the full calendar year to exercise your amended option unless the original expiration date was December 31, because the original expiration date of the term of your eligible option does not change.
Example: You select calendar year 2009 as your chosen exercise year for your amended option, and none of the other permissible exercise events occurred between the amendment date and December 31, 2008.
Answer: Your amended option will be exercisable as of January 1, 2009. If your eligible option’s current expiration date is March 1, 2009, then you would not have the full calendar year to exercise the amended option. You would have from January 1, 2009 through March 1, 2009 to exercise the amended option.

Q23.	If I elect to amend the exercise date of my eligible option and one of the permissible exercise events occurs, when will it expire?

A23.	Please remember that your eligible option will be amended to delay your ability to exercise the eligible option, including options that are currently vested, to the year in which a permissible exercise event occurs. To recap from above, permissible exercise events are:
(a)	your separation from service with the Company for any reason, including voluntary resignation;

(b)	your death;

(c)	your disability (as defined by Code Section 409A);

(d)	a change in control of the Company (as defined by Code Section 409A); or

(e)	January 1 of a calendar year that you specify (your “chosen exercise year”), which can not be earlier than 2008 and can not be later than your eligible option’s original expiration date. You can elect only one chosen exercise year for each option grant.

If your chosen exercise year arrives and none of the other four permissible exercise events has occurred, then your amended option will expire on December 31 of that calendar year or the date that your option is scheduled to expire by its terms, if earlier.

If one of the other permissible exercise events occurs on or prior to September 30 in a calendar year, before your chosen exercise year, your amended option’s expiration date will be December 31 of that year or the date that your option is scheduled to expire by its terms, if earlier. If one of the permissible exercise events occurs after September 30 in a calendar year, but before your chosen exercise year, your amended option’s expiration date will be the 15th day of the third calendar month following the actual date of the permissible exercise event or the date that your option is scheduled to expire by its terms, if earlier. You should take into account the terms of your specific eligible options when considering a special expiration date; for example, keep in mind that most eligible options only permit you to exercise them for a period of 30 days (or shorter if the expiration date of the option is earlier) following a separation from service.

If you have not exercised your amended option as to the vested shares subject to your amended option within the time periods described above, your amended option will expire, and you will have no further rights to purchase any shares under your amended option. If any shares subject to your amended option have not vested by the new expiration date, you will forfeit your right to exercise your amended option as to those shares in accordance with the existing terms of your stock option agreement.

Please note also that if a change of control is the first permissible exercise event with regard to an amended option, and the terms of the transaction agreement between the Company and the acquiring entity provide for the termination of your amended options, if those amended options are not exercised prior to the consummation of the transaction (to the extent such termination is permitted under the 2005 Stock Plan), your amended option may expire earlier than described above.

Q24.	What happens if I separate from service with the Company prior to my chosen exercise year?

A24.	Separation from service with the Company is a permissible exercise event.

Therefore, if your service with the Company terminates prior to your chosen exercise year, all vested options as of your termination date become exercisable on your date of termination and will be exercisable until the earlier of (A) the date dictated by the terms of your option (generally 30 days after termination of employment) or (B) the later of (1) December 31 of the year in which your service terminates, and (2) the 15th day of the third calendar month following the date on which your service terminates. In no event will you be able to exercise your option beyond the period provided by the terms of your option. Note that most eligible options have 30 day post-termination exercise periods unless your separation from service is due to death or disability. For example, your post-termination exercise period if you die or are disabled likely is one year under your option agreement(s).
Example: Your chosen exercise year is 2009 and you separate from service on July 31, 2008.
Answer: Your amended option will generally become exercisable on July 31, 2008, and you will generally have until December 31, 2008 (unless the terms of your option provide for an earlier exercise period, such as 30 days from your service termination date) in which to exercise your amended options even though you chose calendar 2009 as the chosen exercise year.
Example: Similarly, your chosen exercise year is 2009 and you terminate on November 30, 2008.
Answer: Your amended option will generally become exercisable on November 30, 2008, and you will have until February 15, 2009 (unless the terms of your option provide for an earlier exercise period, such as 30 days from your service termination date) in which to exercise your amended options even though you chose calendar 2009 as the chosen exercise year.

However, if you are a specified employee at the time of your termination, then, your amended option may be treated differently. Generally speaking, as defined under Code Section 409A, a “specified employee” is (i) an individual who is among the 50 highest paid officers of the Company, or is a one percent (1%) stockholder of the Company, who in either case earns more than $150,000 from the Company, or (ii) an individual who is a five percent (5%) stockholder of the Company (regardless of income from the Company).

Please note that if your amended option first becomes exercisable due to your termination of service and you are considered a “specified employee” as of the date of your separation of service, and if the term of the amended option or the post-termination exercise period does not extend past the date that is six months after your separation date, you must exercise your amended options following your separation date no later than the earlier of the expiration of the original maximum term of the option or the expiration of the post-termination exercise period. However, any option proceeds will not be paid to you until the date that is six months after your termination of service.

Q25.	What happens to my options if I do not turn in my election form by the deadline, choose not to participate or my elections are not accepted?

A25.	If we do not receive your election form by the deadline (for example, because you did not turn in a paper election form when you had intended to do so, you filled out your election and it is incomplete and cannot be processed, you choose not to participate, or your election is not accepted by us under this offer), your existing options will (1) remain outstanding until they expire by their terms, including but not limited to expiration in connection with your termination of employment or other service, (2) retain their original exercise price, (3) retain their share amount available for purchase, (4) retain their current terms for exercise, and (5) retain their current vesting schedule.

As described in Question 27, if you do not participate in the offer, then you should be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% federal tax and interest penalty. Atmel will be required to follow its tax reporting obligations with respect to Discount Section 409A Options. Certain states, including

California, have adopted provisions similar to Code Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with a financial, legal and/or tax advisor regarding any state tax consequences. (See Section 14 of Part III.)

Q26.	How does Atmel determine whether I have properly accepted this offer?

A26.	We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any eligible options under this offer that we determine are not in proper form or that we determine are unlawful to accept. We will accept all properly elected eligible options that are not validly withdrawn by you, subject to the terms of this offer. No election with respect to eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4 of Part III.)

Q27.	Are there any positive or negative tax consequences to my participation in this offer?

A27.	Yes. As a result of participation in this offer, YOU SHOULD AVOID POTENTIALLY ADVERSE TAX CONSEQUENCES associated with your eligible options under United States tax law.

Code Section 409A and the Internal Revenue Service (“IRS”) guidance under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) are considered deferred compensation and must comply with the operating rules of Code Section 409A. In order to comply with those operating rules, the stock options must have fixed exercise dates to avoid early income recognition and an additional 20% federal tax and possible interest charges.

None of the eligible options have fixed exercise dates and therefore this non-compliance with the operating rules of Code Section 409A would likely subject the eligible U.S. employees to income recognition before the options are exercised and would subject the eligible U.S. employees to the additional 20% federal tax. The tax regulations issued by the Treasury Department and the IRS do not provide final guidance with respect to the tax consequences associated with such discount options. However, based on previously issued guidance, we believe that, in the tax year in which a discount option vests, eligible U.S. employees will have income recognition equal to the difference between the fair market value of the shares on the last day of the year and the exercise price (the “spread”) and should be subject to the 20% federal penalty tax (plus another 20% penalty tax for California taxpayers, as discussed below) on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until the discount option is exercised or expires), eligible U.S. employees will be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock. Finally, certain states have laws similar to Code Section 409A. Consequently, eligible U.S. employees may also incur additional taxes, penalties and interest charges under state law provisions. For example, California has a provision similar to Code Section 409A and imposes a 20% tax with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes).

Atmel cannot guarantee any particular tax results related to your options; furthermore, there is uncertainty because the tax regulations do not provide final guidance with respect to the tax consequences of discount options. However, Atmel will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws. Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

Q28.	Do you have an example of the tax consequences for Code Section 409A?

A28.	Yes. Please see below.
Example: You are an eligible U.S. employee who holds an option to purchase 1,000 shares of Atmel common stock with an original exercise price per share of $16.00. Subsequent to the date of grant, the exercise price per share based upon the measurement date of your options for financial accounting purposes was determined to be $18.00. On the initial vesting date of December 31, a total of 250 of the shares subject to the option vest at a time when the fair market value is $30.00 per share and there is a total “spread’’ of $3,500.00.
Answer: Under the IRS guidance, in the year in which the option vests, you may have taxable income equal to $3,500.00 (the difference between the $30.00 fair market value and $16.00 original exercise price multiplied by the 250 shares that vest) for federal and state tax purposes at your applicable income tax rates and also owe an additional $700.00 due to the 20% federal penalty tax imposed under Code Section 409A (20% of $3,500.00). If you are a California employee, you may owe an additional $700.00 due to the 20% penalty tax imposed under California law. Additionally, you may owe an interest penalty with the calculation of such penalties dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock. If, for example, your applicable federal and state tax rate is a total of 44.3%, then once the Code Section 409A and equivalent California penalty taxes are added, you could end up paying approximately 84.3% on the “spread’’ of an option you may not have yet exercised, plus potential interest charges, which may be approximately 9% of the “spread.’’

Please also see Questions 25 and 27 for a description of the potential consequences to you if you decide not to participate in this offer and instead keep your current options.

If you participate in this offer, you should not be required under current United States law to recognize income for United States federal income tax purposes on the option at the time you choose to accept this offer. On the amendment date, you should not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you may have taxable income when you exercise your amended options or when you sell your shares. (See Section 14 of Part III.)

Q29.	Is there uncertainty with respect to the tax effects of Code Section 409A?

A29.	Yes, unfortunately the final regulations issued by the Treasury Department and the IRS did not provide further guidance with respect to the tax consequences associated with discount options. There is a chance that future guidance issued may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Code Section 409A. We cannot guarantee the effect of any future Code Section 409A guidance, but we will work as quickly as administratively feasible if future Code Section 409A guidance is issued to analyze it and provide information to our eligible U.S. employees regarding such guidance.

If you are subject to taxation in the United States, and also are subject to taxation in France, Germany, Italy or Switzerland, there may be additional tax consequences relating to your participation in this offer. Please see Schedules C through F of this Offer to Amend, as applicable, for a description of these tax consequences. Further, some states, including California, may have additional penalty taxes. We recommend that you consult with a financial, legal and/or tax advisor regarding any state tax consequences.

Q30.	How will Atmel confirm to me that my election form or withdrawal form has been received?

A30.	Atmel intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation within two business days, you must confirm that we have received your election form and/or any withdrawal form, and it is your responsibility to obtain such confirmation.

Q31.	Can I accept this offer with respect to shares of Atmel common stock that I previously acquired upon exercise of options?

A31.	No. This offer relates only to outstanding options to purchase Atmel common stock; specifically, the offer relates to certain Atmel outstanding options that were granted under the 2005 Stock Plan (formerly the 1996 Stock Plan before it was amended and restated). You may not accept this offer with respect to any other shares of Atmel common stock or other options to purchase Atmel common stock. (See Section 3 of Part III.)

Q32.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A32.	No. Your election to participate or not to participate in this offer will not have any effect on our making future grants of options to purchase common stock. (See Section 7 of Part III.)

Q33.	What are the accounting consequences of the offer?

A33.	The offer with respect to all eligible options is considered a modification of those options for financial reporting purposes. As a result, the Company may record an incremental compensation expense calculated as an increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period recognized over the remaining requisite service period. (See Section 12 of Part III.)

Q34.	When will my amended options expire?

A34.	Your amended options, if any, will expire on the same date as the scheduled expiration of your original eligible options or earlier upon your separation from service with the Company. (See Section 9 of Part III.)

However, if you did not exercise a discount option in 2006 or 2007 and you choose Alternative # 1 under Question 8 and elect to amend the exercise date of your eligible option, your amended option will cease to be exercisable as of the amendment date, including options that are currently vested, and will again become exercisable in the year in which the first permissible exercise event occurs (and only to the extent then vested and subject to any restrictions as a result of the Atmel Insider Trading Policy or any interim blackout periods). Please also note that there are special expiration date rules that may apply to you, depending on whether you are a “specified employee” or not. (See Question 9 and Section 3 of Part III.)

Q35.	Will I receive any paperwork indicating my options have been amended?

A35.	Yes. Your election confirmation, in combination with our acceptance of your option(s) for amendment, will constitute a binding agreement between Atmel and you upon the terms and subject to the conditions of this offer. (See Section 9 of Part III.)

Q36.	Are there any conditions to this offer?

A36.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of Part III of this Offer to Amend. However, the implementation of this offer is not conditioned upon it being accepted with respect to an aggregate minimum number of eligible options held by all eligible employees. (See Section 7 of Part III.)

Q37.	If you extend the offer, how will you notify me?

A37.	If we extend this offer, we will issue a press release, e-mail, or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 3 and 15 of Part III)

Q38.	How will you notify me if this offer is changed?

A38.	If we change this offer, we will issue a press release, e-mail, or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change this offer. (See Section 15 of Part III.)

Q39.	Can I change my mind and withdraw from this offer?

A39.	Yes. You may change your mind after you have submitted an election and withdraw from this offer at any time before the closing date, unless the offer is extended. You must withdraw your election with respect to all of your eligible options if you choose to withdraw your election to amend. You may not withdraw a portion of your eligible options. Please review withdrawal procedures in Questions 40 and 41 if you decide to change your mind.

Q40.	How many times can I change my mind about my election or withdrawal?

A40.	You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal we receive before the closing date. However, if we have not accepted your election by 9:00 p.m., Pacific Time, on December 21, 2007, you may withdraw your election at any time thereafter prior to Atmel’s acceptance of your election. (See Section 5 of Part III.)

Q41.	How do I withdraw my election?

A41.	To withdraw your election with respect to your eligible options, you must do so in accordance with the provisions below:

You may withdraw your election to amend at any time before 9:00 p.m., Pacific Time, on December 21, 2007, which is the closing date of this offer. In addition, if we have not accepted your election to amend and amended or replaced your eligible options before 9:00 p.m., Pacific Time, on January 23, 2008 (the 40th business day after the commencement date of this offer), you may withdraw your election to amend at any time thereafter prior to Atmel’s acceptance of your election.

If you have made an election and wish to change your election or wish to withdraw from participation in the offer, you must log onto the offer website and complete the withdraw process before 9:00 p.m., Pacific Time, on December 21, 2007. If you are not able to withdraw electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your changed election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper withdrawal form and return it to the Company via facsimile to Carol Pleva, Manager, Stock Administration at (408) 436-4111 before 9:00 p.m., Pacific Time, on December 21, 2007. To obtain a paper withdrawal form, please contact Carol Pleva, Manager, Stock Administration via telephone at (408) 487-2731 or via e-mail at Carol.Pleva@atmel.com

You may only revise your election form to withdraw your election while you still have the right to withdraw.

YOU MAY NOT WITHDRAW ONLY A PORTION OF YOUR ELECTION TO AMEND. IF YOU CHOOSE TO WITHDRAW YOUR ELECTION TO AMEND, YOU MUST WITHDRAW YOUR ELECTION WITH RESPECT TO ALL OF YOUR ELIGIBLE OPTIONS.

Any election to amend eligible options you withdraw will no longer be deemed elected pursuant to this offer, unless you properly re-elect to amend that eligible option before the closing date by following the election procedures described herein.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. Atmel intends to confirm the receipt of your withdrawal form and/or any election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form and/or any election form and it is your responsibility to obtain such confirmation. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail Carol Pleva Manager, Stock Administration via e-mail at Carol.Pleva@atmel.com

Only withdrawal forms that are complete, signed (electronically or otherwise), and actually received by the Company by the deadline will be accepted. Withdrawal forms may be submitted only via the offer website or by fax. Withdrawal forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Q42.	What if I withdraw my election and then decide again that I want to participate in this offer?

A42.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the closing date. You may elect to accept this offer with respect to some or all of the eligible options on an option grant by option grant basis. The new election form must be signed and dated after the date of your withdrawal form. Please see Question 5 in regard to the procedures to elect to participate in the offer after withdrawing. (See Section 5 of Part III.)

Q43.	How should I decide whether or not to accept this offer with respect to my eligible options?

A43.	The decision whether or not to accept this offer with respect to your eligible options is complex and challenging and up to you. We will not make an election for you. The program does carry risk (see “Risks of Participating in the Offer” on page 24 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options, even considering the potential tax consequences of keeping them (as described in Section 14 of Part III), than what we are offering as consideration in this offer. For example, it is possible that the Code Section 409A rules could be changed in a manner more favorable to you. The decision to participate in this offer must be your own. We recommend that you consult with a financial, legal and/or tax advisor to determine if participation in this offer is right for you.

You may also contact Jon Gonzales, Director, Chief Corporate Counsel at Atmel, via telephone at (408) 436-4211 or via e-mail at Jon.Gonzales@atmel.com with any general questions regarding the terms of this offer. (See Section 4 of Part III.)

Q44.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A44.	If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not a current or former employee or other service provider of Atmel beneficially owns a portion of that option grant, you may accept this offer with respect to only the eligible portion beneficially owned by you. Any portion beneficially owned by a person who is not a current or former employee or other service provider of Atmel is not eligible in this offer (even if legal title to that portion of the option grant is held by you and you are an eligible employee). You may, however, accept this offer with respect to the portion of the option grant you legally and beneficially own.

For instance, if you are an eligible employee and you hold an eligible option to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to accept this offer on an option grant by option grant basis with respect to the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in this offer at all with respect to such eligible option grant. These are your only choices with respect to this eligible option grant. (See Section 3 of Part III.)

Q45.	Will my amended options be an NSO or ISO for United States tax purposes?

A45.	Although certain eligible options were granted in a manner intended for them to qualify as incentive stock options under the Code, because such options are discount options, they no longer qualify as incentive stock options and will be considered nonstatutory stock options for purposes of United States tax law.

For more detailed information, please read the rest of the Offer to Amend, and see the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.” (Section 14 of Part III)

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonstatutory stock options with a financial, legal and/or tax advisor. (See Sections 9 and 14 of Part III.)

Q46.	Does Code Section 409A impact the Employee Stock Purchase Plan (ESPP) shares?

A46.	No, ESPP shares are not impacted by Code Section 409A or this offer.

Q47.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A47.	If you need additional copies of the offer documents or the election forms, you should contact:

Carol Pleva
Atmel Corporation
Phone: (408) 487-2731
Fax: (408) 436-4111
E-mail: Carol.Pleva@atmel.com

For general questions concerning this offer, please contact:

Jon Gonzales
Director, Chief Corporate Counsel
Atmel Corporation
Tel: (408) 436-4211
Fax: (408) 436-4111
E-mail: Jon.Gonzales@atmel.com

II. RISKS OF PARTICIPATING IN THE OFFER
Economic Risks
If your eligible options are amended, there is no guarantee that in the future you will be in a better economic position than you would be if your eligible options were not amended.
     This offer was designed to alleviate the adverse tax consequences under Code Section 409A. However, certain future events such as a change in our stock price may result in a lower value realized in the future than you might have realized had you not agreed to the amendment (even after taking the adverse tax consequence into account). For example, if you elect to exercise your eligible options in a future calendar year and your eligible option exercise price is less than the fair market value of our stock during such year, your eligible option will expire unexercised and you will realize no economic benefit from it. Please consult your own individual tax, legal and/or financial advisor for assistance on how this may affect your individual situation.
U.S. Federal Tax Related Risks
The federal tax authorities could change Code Section 409A tax consequences.
     The Treasury Department and the IRS have issued final regulations with respect to Code Section 409A, but these regulations do not provide comprehensive guidance with respect to the tax consequences of discount options. It is possible that the Treasury Department and the IRS could issue further guidance, and such guidance could be significantly different from the current guidance. Changes to the regulations could impose less onerous tax consequences on discount options and, as a result, it may have been more beneficial to you not to participate in this offer and to not have amended your eligible options.
     There can be no guarantee of any specific tax treatment with respect to this offer or in the future should the tax laws change again in a manner that would adversely affect your amended options. In that event, Atmel cannot provide any assurance that an offer similar to this one will be made.
U.S. State tax-related risks.
     If you are subject to tax in the U.S., you should be aware that certain states have laws similar to Code Section 409A. Consequently you may incur additional taxes and penalties under state law provisions. For example, California has a provision similar to Code Section 409A and imposes a 20% tax plus interest charges with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes). You should be certain to consult your individual tax, legal and/or financial advisor to discuss these consequences.
Tax-related risks for tax residents of multiple or other countries.
     If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should also be certain to consult your personal tax advisor to discuss these consequences.

Risks related to Atmel
Our revenues and operating results may fluctuate significantly due to a variety of factors, which may result in volatility or a decline in our stock price.
     Our future operating results will be subject to quarterly variations based upon a wide variety of factors, many of which are not within our control. These factors include:
•	the nature of both the semiconductor industry and the markets addressed by our products;

•	our transition to a fab-lite strategy;

•	our increased dependence on outside foundries and their ability to meet our volume, quality, and delivery objectives, particularly during times of increasing demand;

•	inventory excesses or shortages due to reliance on third party manufacturers;

•	our compliance with U.S. trade and export laws and regulations;

•	fluctuations in currency exchange rates;

•	ability of independent assembly contractors to meet our volume, quality, and delivery objectives;

•	success with disposal or restructuring activities, including disposition of our North Tyneside and Heilbronn facilities;

•	fluctuations in manufacturing yields;

•	third party intellectual property infringement claims;

•	the highly competitive nature of our markets;

•	the pace of technological change;

•	political and economic risks;

•	natural disasters or terrorist acts;

•	assessment of internal controls over financial reporting;

•	ability to meet our debt obligations;

•	availability of additional financing;

•	our ability to maintain good relationships with our customers;

•	integration of new businesses or products;

•	our compliance with international, federal and state export, environmental, privacy and other regulations;

•	personnel changes;

•	business interruptions;

•	system integration disruptions; and

•	changes in accounting rules, such as recording expenses for employee stock option grants.
     Any unfavorable changes in any of these factors could harm our operating results.
     We believe that our future sales will depend substantially on the success of our new products. Our new products are generally incorporated into our customers’ products or systems at their design stage. However, design wins may precede volume sales by a year or more. We may not be successful in achieving design wins or design wins may not result in future revenues, which depend in large part on the success of the customer’s end product or system. The average selling price of each of our products usually declines as individual products mature and competitors enter the market. To offset average selling price decreases, we rely primarily on reducing costs to manufacture those products, increasing unit sales to absorb fixed costs and introducing new, higher priced products which incorporate advanced features or integrated technologies to address new or emerging markets. Our operating results could be harmed if such cost reductions and new product introductions do not occur in a timely manner. From time to time, our quarterly revenues and operating results can become more dependent upon orders booked and shipped within a given quarter and, accordingly, our quarterly results can become less predictable and subject to greater variability.
     In addition, our future success will depend in large part on the continued economic growth generally and of growth in various electronics industries that use semiconductors, including manufacturers of computers, telecommunications equipment, automotive electronics, industrial controls, consumer electronics, data networking equipment and military equipment. The semiconductor industry has the ability to supply more products than demand requires. Our ability to return to profitability will depend heavily upon a better supply and demand balance within the semiconductor industry.
The cyclical nature of the semiconductor industry creates fluctuations in our operating results.
     The semiconductor industry has historically been cyclical, characterized by wide fluctuations in product supply and demand. The industry has also experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. The semiconductor industry faced severe business conditions with global semiconductor revenues for the industry declining 32% to $139 billion in 2001, compared to revenues in 2000. The semiconductor industry began to turn around in 2002 with global semiconductor sales increasing modestly by 1% to $141 billion. Global semiconductor sales increased 18% to $166 billion in 2003, 27% to $211 billion in 2004, 8% to $228 billion in 2005, 9% to $248 billion in 2006 and are estimated to increase 2% to $252 billion in 2007.
     Atmel’s operating results have been harmed by industry-wide fluctuations in the demand for semiconductors, which resulted in under-utilization of our manufacturing capacity and declining gross margins. In the past we have recorded significant charges to recognize impairment in the value of our manufacturing equipment, the cost to reduce workforce, and other restructuring costs. Our business may be harmed in the future not only by cyclical conditions in the semiconductor industry as a whole but also by slower growth in any of the markets served by our products.
We could experience disruption of our business as we transition to a fab-lite strategy.
     As part of our fab-lite strategy, we have reduced and plan to further reduce the number of our owned manufacturing facilities. In December 2005, we sold our Nantes, France fabrication facility and the related foundry activities, to XybyBus SAS. In July 2006, we sold our Grenoble, France subsidiary (including the fabrication facility in Grenoble) to e2v technologies plc. In December 2006, we announced the planned sale of our North Tyneside, United Kingdom and Heilbronn, Germany wafer fabrication facilities. On May 1, 2007, we announced the sale of our Irving, Texas, wafer fabrication facility. On October 8, 2007, we announced that we had entered into agreements for the sale of certain wafer equipment and real property in North Tyneside, United Kingdom. As a result of the sale (or planned sale) of such fabrication facilities, we will be increasingly relying on the utilization of third-party foundry manufacturing and assembly and test capacity. As part of this transition we must expand our foundry relationships by entering into new agreements with third-party foundries. If these agreements are not completed on a timely basis, or the transfer of production is delayed for other reasons, the supply of certain of our products could be disrupted, which would harm our business. In addition, difficulties in production yields can often occur when transitioning to a new third-party manufacturer. If such foundries fail to deliver quality products and components on a timely basis, our business could be harmed.
     Implementation of our new fab-lite strategy will expose us to the following risks:
•	reduced control over delivery schedules and product costs;

•	manufacturing costs that are higher than anticipated;

•	inability of our manufacturing subcontractors to develop manufacturing methods appropriate for our products and their unwillingness to devote adequate capacity to produce our products;

•	possible abandonment of fabrication processes by our manufacturing subcontractors for products that are strategically important to us;

•	decline in product quality and reliability;

•	inability to maintain continuing relationships with our suppliers;

•	restricted ability to meet customer demand when faced with product shortages; and

•	increased opportunities for potential misappropriation of our intellectual property.
     If any of the above risks are realized, we could experience an interruption in our supply chain or an increase in costs, which could delay or decrease our revenue or harm our business.
As we increase dependence on outside foundries, such foundries may not have adequate capacity to fulfill our needs and may not meet our quality and delivery objectives or may abandon fabrication processes that we require.
     We expect to increase our utilization of outside foundries to expand our capacity in the future, especially for high volume commodity type products and certain aggressive technology ASIC products. Reliance on outside foundries to fabricate wafers involves significant risks, including reduced control over quality and delivery schedules, a potential lack of capacity, and a risk the subcontractor may abandon the fabrication processes we need from a strategic standpoint, even if the process is not economically viable. We hope to mitigate these risks with a strategy of qualifying multiple subcontractors. However, there can be no guarantee that any strategy will eliminate these risks. Additionally, since most of such outside foundries are located in foreign countries, we are subject to certain risks generally associated with contracting with foreign manufacturers, including currency exchange fluctuations, political and economic instability, trade restrictions and changes in tariff and freight rates. Accordingly, we may experience problems in timelines and the adequacy or quality of product deliveries, any of which could have a material adverse effect on our results of operations.
Increasing dependence on third party manufacturers could harm our business in times of increasing demand in our industry.
     We currently manufacture our products at our facilities in Colorado Springs, Colorado; Heilbronn, Germany; Rousset, France; and North Tyneside, United Kingdom. In December 2006, we announced our plan to sell the Heilbronn and North Tyneside facilities to optimize our manufacturing operations as part of our adoption of a fab-lite strategy. On October 8, 2007, we announced that we had entered into agreements for the sale of certain wafer fabrication equipment and real property in North Tyneside, United Kingdom. In order to shift from a manufacturing-based business model to an outsourcing business model, we will need to substantially expand our foundry relationships. The terms on which we will be able to obtain wafer production for our products, and the timing and volume of such production will be substantially dependent on agreements to be negotiated with semiconductor foundries. We cannot be certain that the agreements we reach with such foundries will be on terms reasonable to us. Therefore, any agreements reached with semiconductor foundries may be short-term and possibly non-renewable, and hence provide less certainty regarding the supply and pricing of wafers for our products.
     During economic upturns in the semiconductor industry we will not be able to guarantee that our third party foundries will be able to increase manufacturing capacity to a level that meets demand for our products, which would prevent us from meeting increased customer demand and harm our business. Also during times of increased demand for our products, if such foundries are able to meet such demand, it may be at higher wafer prices, which would reduce our gross margins on such products or require us to offset the increased price by increasing prices for our customers, either of which would harm our business and operating results.
As a result of increased dependence on third party manufacturers, we may incur inventory excesses or shortages.
     As we increase our reliance on third party manufacturers and subcontractors, we acknowledge that the lead times required by such foundries have increased in recent years and is likely to increase in the future. However, market conditions and intense competition in the semiconductor industry require that we be prepared to ship products to our customers with much shorter lead times. Consequently, to have product inventory to meet potential customer purchase orders, we may have to place purchase orders for wafers from our manufacturers in advance of having firm purchase orders from our customers, which from time- to-time will cause us to have an excess or shortage of wafers for a particular product. If we do not have sufficient demand for our products and cannot cancel our current and future commitments without material impact, we may experience excess inventory, which will result in a write-off affecting gross margin and results of operations. If we cancel a purchase order, we may have to pay cancellation penalties based on the status of work in process or the proximity of the cancellation to the delivery date. As a result of the long lead-time for manufacturing wafers and the increase in “just in time” ordering by customers, semiconductor companies from time-to-time may need to record additional expense for the write-down of excess inventory. Significant write-downs of excess inventory could have a material adverse effect on our consolidated financial condition and results of operations.
     Conversely, failure to order sufficient wafers would cause us to miss revenue opportunities and, if significant, could impact sales by our customers, which could adversely affect our customer relationships and thereby materially adversely affect our business, financial condition and results of operations.
Our international sales and operations are subject to applicable laws relating to trade and export controls, the violation of which could adversely affect our operations.
     For products and technology exported from the U.S. or otherwise subject to U.S. jurisdiction, we are subject to U.S. laws and regulations governing international trade and exports, including, but not limited to the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”) and trade sanctions against embargoed countries and destinations administered by the Office of Foreign Assets Control (“OFAC”), U.S. Department of the Treasury. We have recently discovered shortcomings in our export compliance procedures. We are currently analyzing product shipments and technology transfers, working with U.S. government officials to ensure compliance with applicable U.S. export laws and regulations, and developing an enhanced export compliance system. A determination by the U.S. government that we have failed to comply with one or more of these export controls or trade sanctions could result in civil or criminal penalties, including the imposition of significant fines, denial of export privileges, and debarment from U.S. participation in government contracts. Any one or more of these sanctions could have a material adverse effect on our business, financial condition and results of operations.
We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows.
     Because a significant portion of our business is conducted outside the United States, we face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on our financial results and cash flows. Our primary exposure relates to operating expenses in Europe, where a significant amount of our manufacturing is located.
     We have in the past entered into foreign exchange forward contracts to minimize the short-term impact of foreign currency fluctuations on certain foreign currency assets and liabilities. In addition, we have periodically hedged certain anticipated foreign currency cash flows. We do not plan to hedge against either of these risks in the foreseeable future, but if we should, our attempts to hedge against these risks may not be successful, resulting in an adverse impact on our net income. In addition, our net income may be subject to greater foreign currency gains and losses on certain foreign currency assets and liabilities during times in which we have not entered into foreign exchange forward contracts.
Revenues and costs denominated in foreign currencies could adversely impact our operating results with changes in these foreign currencies against the dollar.
     When we take an order denominated in a foreign currency we may receive fewer dollars than initially anticipated if that local currency weakens against the dollar before we collect our funds. Conversely, when we incur a cost denominated in a foreign currency we may pay more dollars than initially anticipated if that local currency strengthens against the dollar before we pay the costs. In addition to reducing revenues or increasing our costs, this risk can negatively affect our operating results. In Europe, where our significant operations have costs denominated in European currencies, a negative impact on expenses can be partially offset by a positive impact on revenues. Sales denominated in

European currencies as a percentage of net revenues were 20% and 21% in the three and nine months ended September 30, 2007. Sales denominated in yen as a percentage of net revenues were 1% in the three and nine months ended September 30, 2007. Operating expenses denominated in foreign currencies as a percentage of total operating expenses, primarily the euro, were 47% and 49% in the three months ended September 30, 2007 and 2006, respectively, and 51% in the nine months ended September 30, 2007 and 2006. We also face the risk that our accounts receivable denominated in foreign currencies could be devalued if such foreign currencies weaken quickly and significantly against the dollar. Conversely, we face the risk that our accounts payable denominated in foreign currencies could increase in value if such foreign currencies strengthen against the dollar.
     We also face the risk that our accounts receivables denominated in foreign currencies will be devalued if such foreign currencies weaken quickly and significantly against the dollar. Approximately 21% and 26% of our accounts receivable are denominated in foreign currency as of September 30, 2007 and December 31, 2006, respectively.
     We also face the risk that our accounts payable and debt obligations denominated in foreign currencies will increase if such foreign currencies strengthen quickly and significantly against the dollar. Approximately 57% and 48% of our accounts payable were denominated in foreign currency as of September 30, 2007 and December 31, 2006, respectively. Approximately 52% and 60% of our debt obligations were denominated in foreign currency as of September 30, 2007 and December 31, 2006, respectively.
We depend on independent assembly contractors which may not have adequate capacity to fulfill our needs and which may not meet our quality and delivery objectives.
     We currently manufacture a majority of the wafers for our products at our fabrication facilities, and the wafers are then sorted and tested at our facilities. After wafer testing, we ship the wafers to one of our independent assembly contractors located in China, Hong Kong, Indonesia, Japan, Malaysia, the Philippines, South Korea, Taiwan or Thailand where the wafers are separated into die, packaged and, in some cases, tested. Our reliance on independent contractors to assemble, package and test our products involves significant risks, including reduced control over quality and delivery schedules, the potential lack of adequate capacity and discontinuance or phase-out of the contractors’ assembly processes. These independent contractors may not continue to assemble, package and test our products for a variety of reasons. Moreover, because our assembly contractors are located in foreign countries, we are subject to certain risks generally associated with contracting with foreign suppliers, including currency exchange fluctuations, political and economic instability, trade restrictions, including export controls, and changes in tariff and freight rates. Accordingly, we may experience problems in timelines and the adequacy or quality of product deliveries, any of which could have a material adverse effect on our results of operations.
We face risks associated with disposal or restructuring activities.
     As part of our fab-lite strategy, in December 2006, we announced plans to sell our Heilbronn, Germany, and North Tyneside, United Kingdom, manufacturing facilities. On October 8, 2007, we announced that we had entered into agreements for the sale of certain wafer fabrication equipment and real property in North Tyneside, United Kingdom. However, reducing our wafer fabrication capacity involves significant potential costs and delays, particularly in Europe, where the extensive statutory protection of employees imposes substantial restrictions on their employers when the market requires downsizing. Such costs and delays include compensation to employees and local government agencies, requirements and approvals of governmental and judicial bodies, and the potential requirement to repay governmental subsidies. We may experience labor union or workers council objections, or other difficulties, while implementing a reduction of the number of employees. Significant difficulties that we experience could harm our business and operating results, either by deterring needed headcount reduction or by the additional employee severance costs of resulting from employee reduction actions in Europe relative to America or Asia.
     We continue to evaluate the existing restructuring and asset impairment reserves related to previously implemented restructuring plans. As a result, there may be additional restructuring charges or reversals or recoveries of previous charges. However, we may incur additional restructuring and asset impairment charges in connection with additional restructuring plans adopted in the future. Any such restructuring or asset impairment charges recorded in the future could significantly harm our business and operating results.
If we are unable to implement new manufacturing technologies or fail to achieve acceptable manufacturing yields, our business would be harmed.
     Whether demand for semiconductors is rising or falling, we are constantly required by competitive pressures in the industry to successfully implement new manufacturing technologies in order to reduce the geometries of our semiconductors and produce more integrated circuits per wafer. We are developing processes that support effective feature sizes as small as 0.13-microns, and we are studying how to implement advanced manufacturing processes with even smaller feature sizes such as 0.065-microns.
     Fabrication of our integrated circuits is a highly complex and precise process, requiring production in a tightly controlled, clean environment. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional. Whether through the use of our foundries or third party manufacturers, we may experience problems in achieving acceptable yields in the manufacture of wafers, particularly during a transition in the manufacturing process technology for our products.
     We have previously experienced production delays and yield difficulties in connection with earlier expansions of our wafer fabrication capacity or transitions in manufacturing process technology. Production delays or difficulties in achieving acceptable yields at any of our fabrication facilities or at the fabrication facilities of our third party manufacturers could materially and adversely affect our operating results. We may not be able to obtain the additional cash from operations or external financing necessary to fund the implementation of new manufacturing technologies.
We may face third party intellectual property infringement claims that could be costly to defend and result in loss of significant rights.
     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which on occasion have resulted in significant and often protracted and expensive litigation. We have from time to time received, and may in the future receive, communications from third parties asserting patent or other intellectual property rights covering our products or processes. In the past, we have received specific allegations from major companies alleging that certain of our products infringe patents owned by such companies. In order to avoid the significant costs associated with our defense in litigation involving such claims, we may license the use of the technologies that are the subject of these claims from such companies and be required to make corresponding royalty payments, which may harm our operating results.

     We have in the past been involved in intellectual property infringement lawsuits, which harmed our operating results and are currently involved in intellectual property infringement lawsuits, which may harm our future operating results. We are currently involved in several intellectual property infringement lawsuits. Although we intend to vigorously defend against any such lawsuits, we may not prevail given the complex technical issues and inherent uncertainties in patent and intellectual property litigation. Moreover, the cost of defending against such litigation, in terms of management time and attention, legal fees and product delays, could be substantial, whatever the outcome. If any patent or other intellectual property claims against us are successful, we may be prohibited from using the technologies subject to these claims, and if we are unable to obtain a license on acceptable terms, license a substitute technology, or design new technology to avoid infringement, our business and operating results may be significantly harmed.
     We have several cross-license agreements with other companies. In the future, it may be necessary or advantageous for us to obtain additional patent licenses from existing or other parties, but these license agreements may not be available to us on acceptable terms, if at all.
Our markets are highly competitive, and if we do not compete effectively, we may suffer price reductions, reduced revenues, reduced gross margins, and loss of market share.
     We compete in markets that are intensely competitive and characterized by rapid technological change, product obsolescence and price decline. Throughout our product line, we compete with a number of large semiconductor manufacturers, such as AMD, Cypress, Freescale, Fujitsu, Hitachi, IBM, Infineon, Intel, LSI Logic, Microchip, Philips, Renesas, Samsung, Sharp, Spansion, STMicroelectronics, Texas Instruments and Toshiba. Some of these competitors have substantially greater financial, technical, marketing and management resources than we do. As we have introduced new products we are increasingly competing directly with these companies, and we may not be able to compete effectively. We also compete with emerging companies that are attempting to sell products in specialized markets that our products address. We compete principally on the basis of the technical innovation and performance of our products, including their speed, density, power usage, reliability and specialty packaging alternatives, as well as on price and product availability. During the last several years, we have experienced significant price competition in several business segments, especially in our nonvolatile memory segment for EPROM, Serial EEPROM, and Flash memory products, as well as in our commodity microcontrollers and smart cards. We expect continuing competitive pressures in our markets from existing competitors and new entrants, new technology and cyclical demand, which, among other factors, will likely maintain the recent trend of declining average selling prices for our products.
     In addition to the factors described above, our ability to compete successfully depends on a number of factors, including the following:
•	our success in designing and manufacturing new products that implement new technologies and processes;

•	our ability to offer integrated solutions using our advanced nonvolatile memory process with other technologies;

•	the rate at which customers incorporate our products into their systems;

•	product introductions by our competitors;

•	the number and nature of our competitors in a given market;

•	the incumbency of our competitors at potential new customers;

•	our ability to minimize production costs by outsourcing our manufacturing, assembly and testing functions; and

•	general market and economic conditions.
     Many of these factors are outside of our control, and we may not be able to compete successfully in the future.
The results of our Audit Committee investigation into our historical stock option practices and resulting restatements may continue to have adverse effects on our financial results.
     The Audit Committee investigation into our historical stock option practices and the resulting restatement of our historical financial statements have required us to expend significant management time and incur significant accounting, legal, and other expenses. The resulting restatements have had a material adverse effect on our results of operations. We have recorded additional non-cash, stock-based compensation expense of $116 million for the periods from 1993 to 2005 (excluding the impact of related payroll and income taxes). In addition, several lawsuits have been filed against us, our current directors and officers and certain of our former directors and officers relating to our historical stock option practices and related accounting. See Part II, Item 1 Legal Proceedings, for a more detailed description of these proceedings. We may become the subject of additional private or government actions regarding these matters in the future. These actions are in the preliminary stages, and their ultimate outcome could have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price for our securities. Litigation may be time-consuming, expensive and disruptive to normal business operations, and the outcome of litigation is difficult to predict. The defense of these lawsuits could result in significant expenditures and the continued diversion of our management’s time and attention from the operation of our business, which could impede our business. All or a portion of any amount we may be required to pay to satisfy a judgment or settlement of any or all of these claims may not be covered by insurance.
We may be subject to adverse findings from additional Audit Committee investigations into improper business practices.
     In addition to the investigation into stock option granting practices, the Audit Committee of Atmel’s Board of Directors, with the assistance of independent legal counsel and forensic accountants, conducted independent investigations into (a) certain proposed investments in high yield securities that were being contemplated by our former Chief Executive Officer during the period from 1999 to 2002 and bank transfers related thereto, and (b) alleged payments from certain of our customers to employees at one of our Asian subsidiaries. The Audit Committee has completed its investigations, including its review of the impact on our condensed consolidated financial statements for the three and nine months ended September 30, 2007 and prior periods, and concluded that there was no impact on such consolidated financial statements. However, we can give no assurances that subsequent information will not be discovered that may cause the Audit Committee to reopen such reviews. In addition, government agencies, including local authorities in Asia, may initiate their own review into these and related matters. At this time, we cannot predict the outcome of such reviews, if any. An adverse finding in any of these matters could lead to future delays in filing our subsequent SEC reports and delisting of our common stock from the NASDAQ Global Select Market, and result in additional management time being diverted and additional legal and other costs that could have a material adverse effect on our business, financial condition and results of operations.

We must keep pace with technological change to remain competitive.
     The average selling prices of our products historically have decreased over the products’ lives and are expected to continue to do so. As a result, our future success depends on our ability to develop and introduce new products which compete effectively on the basis of price and performance and which address customer requirements. We are continually designing and commercializing new and improved products to maintain our competitive position. These new products typically are more technologically complex than their predecessors, and thus have increased potential for delays in their introduction.
     The success of new product introductions is dependent upon several factors, including timely completion and introduction of new product designs, achievement of acceptable fabrication yields and market acceptance. Our development of new products and our customers’ decision to design them into their systems can take as long as three years, depending upon the complexity of the device and the application. Accordingly, new product development requires a long-term forecast of market trends and customer needs, and the successful introduction of our products may be adversely affected by competing products or by technologies serving the markets addressed by our products. Our qualification process involves multiple cycles of testing and improving a product’s functionality to ensure that our products operate in accordance with design specifications. If we experience delays in the introduction of new products, our future operating results could be harmed.
     In addition, new product introductions frequently depend on our development and implementation of new process technologies, and our future growth will depend in part upon the successful development and market acceptance of these process technologies. Our integrated solution products require more technically sophisticated sales and marketing personnel to market these products successfully to customers. We are developing new products with smaller feature sizes, the fabrication of which will be substantially more complex than fabrication of our current products. If we are unable to design, develop, manufacture, market and sell new products successfully, our operating results will be harmed. Our new product development, process development, or marketing and sales efforts may not be successful, our new products may not achieve market acceptance, and price expectations for our new products may not be achieved, any of which could harm our business.
Our operating results are highly dependent on our international sales and operations, which exposes us to various political and economic risks.
     Sales to customers outside the U.S. accounted for 86% of net revenues in the three months ended September 30, 2007 and 2006, and 86% and 85% in the nine months ended September 30, 2007 and 2006, respectively. We expect that revenues derived from international sales will continue to represent a significant portion of net revenues. International sales and operations are subject to a variety of risks, including:
•	greater difficulty in protecting intellectual property;

•	reduced flexibility and increased cost of staffing adjustments, particularly in France and Germany;

•	longer collection cycles;

•	potential unexpected changes in regulatory practices, including export license requirements, trade barriers, tariffs and tax laws, environmental and privacy regulations; and

•	general economic and political conditions in these foreign markets.

     Further, we purchase a significant portion of our raw materials and equipment from foreign suppliers, and we incur labor and other operating costs in foreign currencies, particularly at our French, German and U.K. manufacturing facilities. As a result, our costs will fluctuate along with the currencies and general economic conditions in the countries in which we do business, which could harm our operating results.
     Approximately 20% and 18% of our net revenues in the three months ended September 30, 2007 and 2006, respectively, and 22% and 18% of our net revenues in the nine months ended September 30, 2007 and 2006, respectively, were denominated in foreign currencies.
Our operations and financial results could be harmed by natural disasters or terrorist acts.
     Since the terrorist attacks on the World Trade Center and the Pentagon in 2001, certain insurance coverage has either been reduced or made subject to additional conditions by our insurance carriers, and we have not been able to maintain all necessary insurance coverage at reasonable cost. Instead, we have relied to a greater degree on self-insurance. For example, we now self-insure property losses up to $10 million per event. Our headquarters, some of our manufacturing facilities, the manufacturing facilities of third party foundries and some of our major vendors’ and customers’ facilities are located near major earthquake faults and in potential terrorist target areas. If a major earthquake or other disaster or a terrorist act impacts us and insurance coverage is unavailable for any reason, we may need to spend significant amounts to repair or replace our facilities and equipment, we may suffer a temporary halt in our ability to manufacture and transport product and we could suffer damages of an amount sufficient to harm our business, financial condition and results of operations.
A lack of effective internal control over financial reporting could result in an inability to accurately report our financial results, which could lead to a loss of investor confidence in our financial reports and have an adverse effect on our stock price.
     Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed. We have in the past discovered, and may in the future discover, deficiencies in our internal controls. Evaluations of the effectiveness of our internal controls in the future may lead our management to determine that internal control over financial reporting is no longer effective. Such conclusions may result from our failure to implement controls for changes in our business, or deterioration in the degree of compliance with our policies or procedures.
     A failure to maintain effective internal control over financial reporting, including a failure to implement effective new controls to address changes in our business could result in a material misstatement of our consolidated financial statements or otherwise cause us to fail to meet our financial reporting obligations. This, in turn, could result in a loss of investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.
Our debt levels could harm our ability to obtain additional financing, and our ability to meet our debt obligations will be dependent upon our future performance.
     As of September 30, 2007, our total debt was $106 million, compared to $169 million at December 31, 2006. Our long-term debt less current portion to equity ratio was 0.03 and 0.06 at September 30, 2007 and December 31, 2006, respectively. Increases in our debt-to-equity ratio could adversely affect our ability to obtain additional financing for working capital, acquisitions or other purposes and make us more vulnerable to industry downturns and competitive pressures.

     Certain of our debt facilities contain terms that subject us to financial and other covenants. We were in compliance with our covenants as of September 30, 2007, except for the non-compliance with one financial covenant related to a revolving line of credit. This default provision, if not cured during the applicable cure period, may also trigger cross default provisions on other debt and capital leases that are classified as current liabilities as of September 30, 2007. We expect to regain compliance during the cure period stated in the borrowing agreement.
     We were previously not in compliance with covenants requiring timely filing of U.S. GAAP financial statements as of December 31, 2006, and, as a result, requested waivers from our lenders to avoid default under these facilities. Waivers were not received from all lenders, and as a result, we had previously classified $23 million of non-current liabilities to current liabilities on our condensed consolidated balance sheet as of December 31, 2006. As a result of our return to compliance to the related financial and filing requirement covenants in June 2007, these liabilities are classified as non-current liabilities as of September 30, 2007.
     From time to time our ability to meet our debt obligations will depend upon our ability to raise additional financing and on our future performance and ability to generate substantial cash flow from operations, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to meet debt obligations or otherwise are obliged to repay any debt prior to its due date, our available cash would be depleted, perhaps seriously, and our ability to fund operations harmed. In addition, our ability to service long-term debt in the U.S. or to obtain cash for other needs from our foreign subsidiaries may be structurally impeded, as a substantial portion of our operations are conducted through our foreign subsidiaries. Our cash flow and ability to service debt are partially dependent upon the liquidity and earnings of our subsidiaries as well as the distribution of those earnings, or repayment of loans or other payments of funds by those subsidiaries, to the U.S. parent corporation. These foreign subsidiaries are separate and distinct legal entities and may have limited or no obligation, contingent or otherwise, to pay any amounts to us, whether by dividends, distributions, loans or any other form.
We may need to raise additional capital that may not be available.
     Although in July 2006 we sold our Grenoble, France, subsidiary and in December 2006 we announced our plan to sell the Heilbronn and North Tyneside fabrication facilities, (and on October 8, 2007, we announced that we had entered into agreements for the sale of our fabrication facility in North Tyneside, United Kingdom) we intend to continue to make capital investments to support new products and manufacturing processes that achieve manufacturing cost reductions and improved yields. We may seek additional equity or debt financing to fund operations or to fund other projects. The timing and amount of such capital requirements cannot be precisely determined at this time and will depend on a number of factors, including demand for products, product mix, changes in semiconductor industry conditions and competitive factors. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms.
Problems that we experience with key customers or distributors may harm our business.
     Our ability to maintain close, satisfactory relationships with large customers is important to our business. A reduction, delay, or cancellation of orders from our large customers would harm our business. The loss of one or more of our key customers, or reduced orders by any of our key customers, could harm our business and results of operations. Moreover, our customers may vary order levels significantly from period to period, and customers may not continue to place orders with us in the future at the same levels as in prior periods.

     We sell many of our products through distributors. Our distributors could experience financial difficulties or otherwise reduce or discontinue sales of our products. Our distributors could commence or increase sales of our competitors’ products. In any of these cases, our business could be harmed. In addition, in the short-term our revenues in Asia may decrease as we optimize our distributor base in Asia. It may take time for us to identify financially viable distributors and help them develop quality support services. This process may result in short-term revenue loss, particularly in the fourth quarter of fiscal 2007. There can be no assurances that we will be able to manage this optimization process in an efficient and timely manner.
We are not protected by long-term contracts with our customers.
     We do not typically enter into long-term contracts with our customers, and we cannot be certain as to future order levels from our customers. When we do enter into a long-term contract, the contract is generally terminable at the convenience of the customer. In the event of an early termination by one of our major customers, it is unlikely that we will be able to rapidly replace that revenue source, which would harm our financial results.
Our failure to successfully integrate businesses or products we have acquired could disrupt or harm our ongoing business.
     We have from time to time acquired, and may in the future acquire additional, complementary businesses, facilities, products and technologies. Achieving the anticipated benefits of an acquisition depends, in part, upon whether the integration of the acquired business, products or technology is accomplished in an efficient and effective manner. Moreover, successful acquisitions in the semiconductor industry may be more difficult to accomplish than in other industries because such acquisitions require, among other things, integration of product offerings, manufacturing operations and coordination of sales and marketing and research and development efforts. The difficulties of such integration may be increased by the need to coordinate geographically separated organizations, the complexity of the technologies being integrated, and the necessity of integrating personnel with disparate business backgrounds and combining two different corporate cultures.
     The integration of operations following an acquisition requires the dedication of management resources that may distract attention from the day-to-day business, and may disrupt key research and development, marketing or sales efforts. The inability of management to successfully integrate any future acquisition could harm our business. Furthermore, products acquired in connection with acquisitions may not gain acceptance in our markets, and we may not achieve the anticipated or desired benefits of such transactions.
We are subject to environmental regulations, which could impose unanticipated requirements on our business in the future. Any failure to comply with current or future environmental regulations may subject us to liability or suspension of our manufacturing operations.
     We are subject to a variety of international, federal, state and local governmental regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing processes. Increasing public attention has been focused on the environmental impact of semiconductor operations. Although we have not experienced any material adverse effect on our operations from environmental regulations, any changes in such regulations or in their enforcement may impose the need for additional capital equipment or other requirements. If for any reason we fail to control the use of, or to restrict adequately the discharge of, hazardous substances under present or future regulations, we could be subject to substantial liability or our manufacturing operations could be suspended.

     We also could face significant costs and liabilities in connection with product take-back legislation. We record a liability for environmental remediation and other environmental costs when we consider the costs to be probable and the amount of the costs can be reasonably estimated. The EU has enacted the Waste Electrical and Electronic Equipment Directive, which makes producers of electrical goods, including computers and printers, financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. The deadline for the individual member states of the EU to enact the directive in their respective countries was August 13, 2004 (such legislation, together with the directive, the “WEEE Legislation”). Producers participating in the market became financially responsible for implementing these responsibilities beginning in August 2005. Our potential liability resulting from the WEEE Legislation may be substantial. Similar legislation has been or may be enacted in other jurisdictions, including in the United States, Canada, Mexico, China and Japan, the cumulative impact of which could be significant.
We depend on certain key personnel, and the loss of any key personnel may seriously harm our business.
     Our future success depends in large part on the continued service of our key technical and management personnel, and on our ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and in the development of new products and processes. The competition for such personnel is intense, and the loss of key employees, none of whom is subject to an employment agreement for a specified term or a post-employment non-competition agreement, could harm our business.
Business interruptions could harm our business.
     Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. We do not have a detailed disaster recovery plan. In addition, business interruption insurance may not be enough to compensate us for losses that may occur and any losses or damages incurred by us as a result of business interruptions could significantly harm our business.
System integration disruptions could harm our business.
     We periodically make enhancements to our integrated financial and supply chain management systems. This process is complex, time-consuming and expensive. Operational disruptions during the course of this process or delays in the implementation of these enhancements could impact our operations. Our ability to forecast sales demand, ship products, manage our product inventory and record and report financial and management information on a timely and accurate basis could be impaired due to these enhancements.
Provisions in our restated certificate of incorporation, bylaws and preferred shares rights agreement may have anti-takeover effects.
     Certain provisions of our Restated Certificate of Incorporation, Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, voting rights, preferences and privileges and restrictions of those shares without the approval of our stockholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control, by making it more difficult for a third party to acquire a majority of our stock. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders. We have no present plans to issue shares of preferred stock.
     We also have a preferred shares rights agreement with Equiserve Trust Company, N.A., as rights agent, dated as of September 4, 1996, amended and restated on October 18, 1999 and amended as of November 7, 2001, which gives our stockholders certain rights that would likely delay, defer or prevent a change of control of Atmel in a transaction not approved by our board of directors.
Our stock price has fluctuated in the past and may continue to fluctuate in the future.
     The market price of our common stock has experienced significant fluctuations and may continue to fluctuate significantly. The market price of our common stock may be significantly affected by factors such as the announcement of new products or product enhancements by us or our competitors, technological innovations by us or our competitors, quarterly variations in our results of operations, changes in earnings estimates by market analysts and general market conditions or market conditions specific to particular industries. Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business or relating to us specifically could result in an immediate and adverse effect on the market price of our stock. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology companies, often unrelated to the operating performance of the specific companies.
Accounting for employee stock options using the fair value method could significantly reduce our net income or increase our net loss.
     In December 2004, the FASB issued SFAS No. 123R, which is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”), and supersedes our previous accounting under APB No. 25.
     We adopted SFAS No. 123R effective January 1, 2006, using the modified prospective transition method and our condensed consolidated financial statements as of September 30, 2007 and December 31, 2006 are based on this method. In accordance with the modified prospective transition method, our condensed consolidated financial statements for prior periods have not been restated to reflect the impact of SFAS No. 123R.
     We have elected to adopt FSP No. FAS 123(R)-3 to calculate our pool of windfall tax benefits.
     SFAS No. 123R requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest will be recognized as expense over the requisite service periods in our consolidated statements of operations. Prior to January 1, 2006, we accounted for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25 as allowed under SFAS No. 123 (and further amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123”). Under the intrinsic value method, stock-based compensation expense was recognized in our condensed consolidated statements of operations for stock based awards granted to employees when the exercise price of these awards was less than the fair market value of the underlying stock at the date of grant.
     Income from continuing operations in the three and nine months ended September 30, 2007 was reduced by stock-based compensation of $5 million and $12 million, respectively. Income from continuing operations in the three and nine months ended September 30, 2006 was reduced by stock-based compensation of $2 million and $7 million, respectively. These charges were calculated in accordance with SFAS No. 123R.
Our foreign pension plans are unfunded, and any requirement to fund these plans in the future could negatively impact our cash position and operating capital.
     We sponsor defined benefit pension plans that cover substantially all our French and German employees. Plan benefits are managed in accordance with local statutory requirements. Benefits are based on years of service and employee compensation levels. Pension benefits payable totaled $51 million and $53 million at September 30, 2007 and December 31, 2006, respectively. The plans are non-funded, in compliance with local statutory regulations, and we have no immediate intention of funding these plans. Benefits are paid when amounts become due, commencing when participants retire. Cash funding for benefits to be paid for 2007 is estimated to be approximately $1 million. Should legislative regulations require complete or partial funding of these plans in the future, it could negatively impact our cash position and operating capital.

III. THE OFFER
1.	Purpose of the offer.
     It has been determined that certain options granted under the 2005 Stock Plan were issued with an exercise price less than the fair market value of the underlying Atmel common stock on the date of grant. Code Section 409A provides that the options that were granted at a discount and that vest after December 31, 2004 should likely subject the eligible employees to unfavorable tax consequences. If the eligible options are amended, the unfavorable tax consequences, as described in Section 14 of Part III of this Offer to Amend, will be eliminated. We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. The currently outstanding options were issued to motivate Atmel employees to perform at high levels and to provide an effective means of recognizing employee contributions to the success of its business.
     Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board of director vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the Nasdaq Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
     From time to time, the Company evaluates acquisition and disposition opportunities. At the present time, we are reviewing a number of opportunities. These transactions might be completed in the ordinary course of business consistent with past practice during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.
     In the ordinary course of business, the Company makes changes in the composition and structure of its board of directors and/or management. The Company expects that it will continue to make changes in this regard.
     Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. Atmel has prepared communications regarding this offer that will provide general tax information to eligible employee with respect to this offer. Atmel will not provide tax advice specific to an individual’s circumstances. You must make your own decision about whether to participate in this offer. We recommend that you discuss the personal tax consequences of this offer with a financial, legal and/or tax advisor.
2.	Eligibility.
     You are an “eligible employee” only if you are:
•	an employee of Atmel Corporation or our subsidiaries (collectively referred to as “Atmel,” the “Company,” “we,” “our” or “us”) on the last date on which this offer remains open for acceptance,

•	subject to taxation in the United States,

•	not and have never been, as of the last date on which this offer remains open for acceptance, an officer or director of the Company for purposes of Section 16 of the Exchange Act, and

•	a holder of an eligible option.
     If you are an employee or other service provider of Atmel, unless expressly provided by an agreement between you and Atmel “or by the requirements of applicable law,” your employment or other service with Atmel will remain “at will” and can be terminated by you or us at any time, with or without cause or notice.
3.	Number of options and amount of consideration; expiration date.
     Subject to the terms and conditions of this offer, we will accept for amendment eligible options that are held by eligible employees and with respect to which proper elections are made, and are not validly withdrawn by you, before the closing date.
     An option to purchase common stock is an “eligible option” only if each of the following conditions is met:
•	the option was granted under the 2005 Stock Plan, previously known as the 1996 Stock Plan;

•	the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date for financial reporting purposes (that is, it is a “discount option” because it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was unvested as of December 31, 2004, or if only a portion of an option grant (see below for a description of the distinction between an option grant and an eligible option) was unvested as of December 31, 2004, then only that unvested portion of the grant will be eligible under the terms of the offer; and
•	the option is still outstanding as of the closing date.
     Each of your discount option grants (e.g., an option to purchase 1,000 shares is a single option grant) is made up of two parts. The portion that vested prior to January 1, 2005, is not subject to Section 409A and is not eligible for this offer. The remaining portion is subject to Section 409A (a “Section 409A Discount Option”), is subject to this offer and, if the criteria stated above are met, is an eligible option. Under the terms of the offer, if you wish to accept the offer with respect to the eligible option portion of an option grant, you must amend the entire eligible option portion of that option grant, vested and unvested. If you have more than one discount option grant, you may make different choices with respect to the eligible option portion of each option grant, but you are not permitted to make more than one choice with respect to the eligible option portion of a single option grant.
     As noted above, in order to be eligible, options must be outstanding as of the closing date of the offer (regardless of whether or not we extend the closing date). For example, if a particular option grant expires after commencement of this offer, but before the closing date of this offer, that particular option grant is not eligible for this offer.
     If you choose to accept this offer with respect to any of your outstanding eligible options in this offer, you need not accept this offer with respect to all of your eligible options. However, if you do choose to accept this offer with respect to an eligible option, you must accept this offer with respect to all of the options that were unvested as of December 31, 2004 from the corresponding option grant. If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised.
     As discussed below, this rule will not apply to the portion of any eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not a current or former employee or other service provider of Atmel Any portion beneficially owned by a person who is not a current or former employee or other service provider of Atmel is not eligible in this offer (even if legal title to that portion of the option grant is held by you and you are an eligible employee). You may, however, accept this offer with respect to the portion of the option grant you legally and beneficially own.
     If you participate in this offer and elect to amend your eligible options, the treatment of your eligible options will depend on whether you exercised a Section 409A Discount Option in 2006 or 2007:
     A. If you exercised a Section 409A Discount Option in 2006 or 2007, your unexercised eligible options will be amended to increase the exercise price per share to the fair market value of a share of the common stock of Atmel on the option’s measurement date for financial reporting purposes (as described further under Alternative # 2 below).
     B. If you did not exercise a Section 409A Discount Option in 2006 or 2007, your eligible options will be amended in one of the following ways, at your election:
Alternative # 1. Your eligible option would be amended to delay your ability to exercise the eligible option, including options that are vested and unvested, to the year in which the first of the following events (a “permissible exercise event”) occurs:
(a)	your separation from service with the Company for any reason, including voluntary resignation;

(b)	your death;

(c)	your disability (as defined by Code Section 409A);

(d)	a change in control of the Company (as defined by Code Section 409A); or

(e)	January 1 of a calendar year that you specify (your “chosen exercise year”), which can not be earlier than 2008 and can not be later than your eligible option’s original expiration date. You can elect only one chosen exercise year for each option grant.
     Following the first permissible exercise event to occur, you will only be able to exercise your amended option to the extent you are vested at the time of exercise and you will be subject to any restrictions as a result of the Atmel Insider Trading Policy or any interim blackout periods during which cashless exercises and sales to cover are not permitted (any such restrictions on exercise, the “blackout period”).
     Your participation in this offer will not extend the term of your eligible option(s) beyond the original expiration date. Therefore, if you select the last calendar year of the term of your eligible option as your chosen exercise year, you will not have the full calendar year to exercise your amended option, as the original expiration date of the term of your eligible option does not change.
Example: You select calendar year 2009 as your chosen exercise year for your amended option, and none of the other permissible exercise events occurred between the amendment date and December 31, 2008.
Answer: Your amended option will be exercisable as of January 1, 2009. If your eligible option’s current expiration date is March 1, 2009, then you would not have the full calendar year to exercise the amended option. You would have from January 1, 2009 through March 1, 2009 to exercise the amended option.
     Under this Alternative # 1, please also review and consider the special rules outlined under “Special Rules If You Elect Alternative # 1” below.
Alternative # 2. Your eligible option would be amended to increase the exercise price per share to the fair market value of a share of the common stock of Atmel on the option’s measurement date for financial reporting purposes. The measurement date for financial reporting purposes was determined to be a different date than the original grant date for all options included in this tender offer. The revised measurement dates were determined as part of the stock option investigation conducted by Atmel’s Audit Committee, which concluded in May 2007. The revised exercise price per share for affected grants was determined as follows:

		Revised Measurement
		Date for Financial
Original Grant Date	Original Grant Price	Reporting Purposes	Revised Grant Price
September 17, 2001	$7.12	November 19, 2001	$9.24
February 15, 2002	$7.69	March 15, 2002	$8.83

		Revised Measurement
		Date for Financial
Original Grant Date	Original Grant Price	Reporting Purposes	Revised Grant Price
March 15, 2002	$8.83	May 22, 2002	$8.89
December 19, 2003	$5.75	January 23, 2004	$7.12
March 12, 2004	$6.47	April 1, 2004	$6.50
     Participation in this offer is completely voluntary and the choice, if any, among these alternatives will only occur upon your affirmative election to participate in the offer. The Company will not make an election for you. Please note, however, that if you do not participate in this offer and do not elect to amend an eligible option, your decision not to accept this offer with respect to your eligible options SHOULD RESULT IN POTENTIALLY ADVERSE PERSONAL TAX CONSEQUENCES TO YOU. Based on currently available guidance, we believe that, after 2008 in the tax year in which a discount option vests, eligible U.S. employees will have income recognition equal to the difference between the fair market value of the shares on the last day of the year and the exercise price (the “spread”) and should be subject to a 20% federal penalty tax (plus another 20% penalty tax for California taxpayers, as discussed below) on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible U.S. employees will be subject to additional annual income, penalty taxes, plus interest charges on any increase in value of the underlying stock. Finally, certain states have adopted laws similar to Code Section 409A. Consequently, eligible U.S. employees may also incur additional taxes, penalties and interest charges under state law provisions. For example, California has a provision similar to Code Section 409A and imposes a 20% tax with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes). Prior to 2009, the federal and California penalty taxes would arise on option exercise.
Special Rules If You Elect Alternative # 1
     If you elect alternative # 1 above, please be aware that your amended option will have special (i) exercise period rules, depending on your classification as a “specified employee” under Code Section 409A, and (ii) expiration date rules.
Special Exercise Period Rules
     If your chosen exercise year arrives and none of the other four permissible exercise events described above has occurred, then your amended option will become exercisable on January 1 of your chosen exercise year (through the date on which the option expires, if it expires during the chosen exercise year), subject to any restrictions as a result of the Atmel Insider Trading Policy or any interim blackout periods during which cashless exercises and sales to cover are not permitted.
     However, if you are a member of senior management, who is determined to be a “specified employee,” there is a special rule that applies to option exercises after separation from service. Generally speaking, as defined under Code Section 409A, a “specified employee” is (i) an individual who is among the 50 highest paid officers of the Company, or is a one percent (1%) stockholder of the Company, who in either case earns more than $150,000 from the Company, or (ii) an individual who is a five percent (5%) stockholder of the Company (regardless of income from the Company).

     Please note that if your amended option first becomes exercisable due to your termination of service and you are considered a “specified employee” as of the date of your separation of service, and if the term of the amended option or the post-termination exercise period does not extend past the date that is six months after your separation date, you must exercise your amended options following your separation date no later than the earlier of the expiration of the original maximum term of the option or the expiration of the post-termination exercise period. However, any option proceeds will not be paid to you until the date that is six months after your termination of service.
Special Expiration Date Rules
     If your chosen exercise year occurs first: If your chosen exercise year arrives and none of the other four permissible exercise events has occurred, then your amended option will expire on December 31 of that calendar year or the date that your option is scheduled to expire by its terms, if earlier.
     If one of the other permissible exercise events occurs before your chosen exercise year: If one of the other permissible exercise events occurs on or prior to September 30 in a calendar year, before your chosen exercise year, your amended option’s expiration date will be December 31 of that year or the date that your option is scheduled to expire by its terms, if earlier. If one of these permissible exercise events occurs after September 30 in a calendar year, but before your chosen exercise year, your amended option’s expiration date will be the 15th day of the third calendar month following the actual date of the permissible exercise event or the date that your option is scheduled to expire by its terms, if earlier. You should take into account the terms of your specific eligible options when considering a special expiration date; for example, keep in mind that most eligible options only permit you to exercise them for a period of 30 days (or shorter if the expiration date of the option is earlier) following a separation from service.
     If you have not exercised your amended option as to the vested shares subject to your amended option within the time periods described above, your amended option will expire, and you will have no further rights to purchase any shares under your amended option. If any shares subject to your amended option have not vested by the new expiration date, you will forfeit your right to exercise your amended option as to those shares in accordance with the existing terms of your stock option agreement. Note also that if a change of control is the first permissible exercise event with regard to an amended option, and the terms of the transaction agreement between the Company and the acquiring entity provide for the termination of your amended options, if those amended options are not exercised prior to the consummation of the transaction (to the extent such termination is permitted under the 2005 Stock Plan), your amended option may expire earlier than described above.
Example: Assume that you tender an eligible option that has a current expiration date of July 1, 2009, and the eligible portion of such eligible option covers 400 shares and you are currently vested as to 300 of those shares, with the remaining 100 shares scheduled to vest on March 20, 2008. You elect to amend all 400 eligible options.
Answer: You may only elect one calendar year as your chosen exercise year with respect to all 400 eligible options. If you elect to have calendar year 2008 as your chosen exercise year with respect to all 400 eligible options, your amended option will then expire not later than December 31, 2008. You would be able to exercise your 300 vested eligible options anytime during calendar year 2008 (unless your option is scheduled to expire before the end of 2008), and to exercise your 100 unvested eligible options anytime between when they vest on March 20, 2008, and December 31, 2008 (unless your option is scheduled to expire before the end of 2008). However, if your employment was to terminate on December 31, 2007 and you are not a “specified employee,” your amended option would generally expire as to the 300 eligible options on March 15, 2008 (unless the terms of your option provide for an earlier exercise period, such as

30 days from your service termination date), and you would have no right to exercise your amended option as to the 100 unvested options.
     In the event of ambiguity, the compensation committee of our Board of Directors will have discretion to determine when, whether, and to what extent a permissible exercise event has occurred and to determine the expiration date applicable to the amended options.
Example of Alternatives # 1 and # 2
     Example: Assume you did not exercise a discount option in 2006 or 2007. Assume also that you were granted an option on December 19, 2003, to purchase 4,000 shares of Atmel common stock with an exercise price per share equal to $5.75 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, 1,000 shares vested on or before December 31, 2004. On the option’s revised measurement date for financial reporting purposes, the fair market value of Atmel common stock was $7.12 per share, and on the closing date of this offer the fair market value of Atmel common stock was $5.50. As of the offer closing date, you had not exercised any portion of your option. You have two choices:
     Answer:
     Alternative # 1. The portion of your option to purchase 4,000 shares, which is eligible for this offer, is 3,000 shares, therefore 3,000 shares will be amended to delay the first date on which you may exercise the eligible option from the current applicable vesting date to the earliest to occur of the permissible exercise events (as listed in 1(a) - 1(e) above). The exercise price will remain at $5.75 per share.
     Alternative # 2. The option to purchase 3,000 shares will be amended to increase the exercise price to $7.12 per share.
     If you elect to amend the exercise date of your eligible option under Alternative # 1 above, the amended option will cease to be exercisable as of the amendment date, whether vested or unvested, and will again become exercisable in the year in which the first permissible exercise event occurs (and only to the extent then vested and subject to any restrictions as a result of the Atmel Insider Trading Policy or any interim blackout periods).
     If you accept this offer with respect to options that are unvested and you are no longer an employee or other service provider of Atmel on the date that the eligible option would have vested, you will not vest in any amended options you have received.
     All amended options will be subject to the terms of the 2005 Stock Plan and to the option agreement between you and the Company, as amended by this offer. The current form of option agreement under the 2005 Stock Plan is attached as an exhibit to the Schedule TO with which this offer has been filed. See Section 9 of Part III of this Offer to Amend for a description of the 2005 Stock Plan.
     The closing date for this offer will be 9:00 p.m., Pacific Time, on December 21, 2007, unless we extend this offer. We may, in our discretion, extend this offer, in which event the closing date shall refer to the latest time and date at which the extended offer expires. See Section 15 of Part III of this Offer to Amend for a description of our rights to extend, terminate and amend this offer.

4.	Procedures for electing to participate in this offer.
     If you are an eligible optionee, at the commencement of the offer you will receive an e-mail announcing the offer with a link to the website for this offer (the “offer website”). If you wish to participate in this offer, you must log onto the offer website and click on the MAKE AN ELECTION button. You will be directed to your election form that contains the following personalized information with respect to each eligible option you hold:
•	the number of shares of the Company’s common stock purchasable under the eligible option, by applicable option grant;

•	the grant date indicated for the eligible option on the applicable option agreement;

•	the current exercise price per share in effect for the eligible option;

•	the fair market value of a share of the common stock of Atmel on the eligible option’s measurement date for financial reporting purposes; and

•	the election alternatives available to you.
     You will need to check the appropriate box next to each of your option grants to indicate your choice whether and how to amend your eligible options under such option grants in accordance with the terms of this offer. After completing the election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections you will proceed to the Agreement to the Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Election Confirmation Statement page. Please print and keep a copy of the Election Confirmation Statement for your records. At that point, you have completed the election process.
     If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to the Company via facsimile to Carol Pleva, Manager, Stock Administration at (408) 436-4111 before 9:00 p.m., Pacific Time, on December 21, 2007. To obtain a paper election form, please contact Carol Pleva, Manager, Stock Administration via telephone at (408) 487-2731 or via e-mail at Carol.Pleva@atmel.com
     You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on December 21, 2007. If we extend the offer beyond that deadline, you must complete the process before the extended closing date of the offer.
     We will not accept delivery of any election form after expiration of the offer. If we do not receive a properly completed and duly executed election form from you before the expiration of the offer, we will not accept your eligible options for amendment, and such options will not be amended or replaced pursuant to this offer.
     If you have made an election and wish to change your election or wish to withdraw from participation in the offer, you must log onto the offer website and complete the withdraw process before 9:00 p.m., Pacific Time, on December 21, 2007. If you are not able to withdraw electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your changed election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper withdrawal form and return it to the Company via facsimile to Carol Pleva, Manager, Stock Administration at (408) 436-4111 before 9:00 p.m., Pacific Time, on December 21, 2007. To obtain a paper withdrawal form, please contact Carol Pleva, Manager, Stock Administration via telephone at (408) 487-2731 or via e-mail at Carol.Pleva@atmel.com
     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
     Atmel has prepared communications regarding this offer and will provide general tax information to eligible employees with respect to the tax characteristics of this offer. Atmel will not provide tax advice specific to an individual’s circumstances. We recommend that you discuss the personal tax consequences of this offer with a financial, legal and/or tax advisor. You should direct general questions about the terms of this offer to:

Jon Gonzales
Director, Chief Corporate Counsel
Atmel Corporation
Tel: (408) 436-4211
Fax: (408) 436-4111
E-mail: Jon.Gonzales@atmel.com
     The delivery of all documents, including election forms, is at your risk. Atmel intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed, and actually received by the deadline will be accepted. Responses may only be submitted via fax or e-mail. Responses submitted by any other means, including hand delivery, are not permitted.
     This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election that we determine is not in proper form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all options with respect to which proper elections are made.
     Our receipt of your election form is not by itself an acceptance of your election. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn by you as of the time when we give oral or written notice to the option holders generally of our acceptance of options. We may issue this notice of acceptance by press release, e-mail, or other methods of communication. Options accepted will be amended on the closing date, which we presently expect will be December 21, 2007.
     Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
     We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine is not in proper form or that we determine is unlawful to accept. We will accept all options with respect to which proper elections are made that are not validly withdrawn by you. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Our acceptance constitutes an agreement.
     Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between Atmel and you upon the terms and subject to the conditions of this offer, subject to your right to withdraw as discussed in Section 5 of Part III below.
5.	Withdrawal rights and change of election.
     You may withdraw the options with respect to which you previously elected to accept this offer only in accordance with the provisions of this section.
     If you have previously elected to accept this offer with respect to your eligible options, you may withdraw that election at any time before the closing date, which is expected to be 9:00 p.m., Pacific Time, on December 21, 2007. If we extend this offer, you may withdraw your election at any time until the extended closing date.
     In addition, although we intend to accept all eligible options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your elections by 9:00 p.m., Pacific Time, on January 23, 2008, you may withdraw your elections at any time thereafter, prior to Atmel’s acceptance.
     To validly withdraw the eligible options with respect to which you previously have chosen to accept this offer, you must log on to the offer website and complete the withdraw process before 9:00 p.m., Pacific Time, on December 21, 2007. If you are not able to withdraw electronically via the offer website, you must deliver to Carol Pleva via fax or e-mail in accordance with the procedures listed in Section 4 of Part III above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the eligible options. If you choose to withdraw your election with respect to any eligible option, it will serve as a withdrawal of your election with respect to all of your eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the closing date. Carol Pleva, Manager, Stock Administration at Atmel must receive the properly completed and signed withdrawal form before the closing date. The closing date will be 9:00 p.m., Pacific Time, on December 21, 2007, unless we extend this offer.
     You may not rescind any withdrawal. Your elections with respect to withdrawn eligible options will be deemed not properly made for purposes of this offer, unless you properly re-elect to accept this offer with respect to your eligible options before the closing date. To re-elect to accept this offer with respect to the withdrawn eligible options, you must fax or e-mail a new election form to Carol Pleva, Manager, Stock Administration at Atmel before the closing date by following the procedures described in Section 4 of Part III above. This new election form must be properly completed, signed, and dated after your original election form and after your withdrawal form.

     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.
     The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. Atmel intends to confirm the receipt of your withdrawal form and/or any election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form and/or any election form. Only responses that are complete, signed, and actually received via fax or e-mail by the deadline will be accepted. Responses may be submitted only by fax or e-mail. Responses submitted by any other means, including hand delivery, are not permitted.
6.	Acceptance of options for amendment and issuance of amended options.
     Subject to the terms and conditions of this offer, if elections with respect to your eligible options are properly made and accepted by us, these eligible options will be amended as of the amendment date, which is on the same date as the closing date, but following the expiration of the offer. We expect that the closing date will be December 21, 2007, unless the offer period is extended. We expect that the amendment date will be December 21, 2007, unless the offer period is extended. If the closing date is delayed, the amendment date will be similarly delayed. Once eligible options with respect to which you elect to accept this offer are amended, those options will be replaced in full by the amended options.
     For purposes of this offer, we will be deemed to have accepted eligible options for you with respect to which valid elections have been made and are not properly withdrawn by you as of the time when we give oral or written notice to the option holders generally of our acceptance for amendment of the eligible options. This notice may be made by press release, e-mail, or other method of communication. Subject to our rights to terminate this offer, discussed in Section 15 of Part III below, we currently expect that we will accept promptly after the expiration date all eligible options with respect to which proper elections have been made that are not validly withdrawn by you.
     In lieu of the eligible options with respect to which you choose to accept this offer, you will be entitled to receive amended options, as described in Section 3 of Part III above, subject to any applicable vesting conditions. Eligible options with respect to which you choose to accept this offer will be amended on the amendment date, which is the same date as the closing date. The amendment date will be December 21, 2007, unless the offer period is extended.
     Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise terms and current vesting schedule. If you elect to participate in this offer but exercise your eligible options prior to expiration of this offer, those options which you exercise will no longer be eligible to be amended in this offer. Your options instead will terminate upon exercise in accordance with their terms. Please see Section 14 of Part III below for a description of the tax consequences to you of accepting and not participating in this offer.
7.	Conditions of the offer.
     If Atmel is acquired prior to the expiration of this offer, we reserve the right to withdraw this offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no amended options. Notwithstanding any other provision of this offer, we will not be required to accept any eligible options for amendment, and we may terminate the offer, or postpone our acceptance and amendment of any eligible options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the closing date, any of the following events has occurred, or has been determined by us to have occurred:
•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor’s 500 Index from the date of the commencement of this offer,

•	the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

•	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;

•	there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to this offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to this offer, any of which might restrain, prohibit or delay completion of this offer or impair the contemplated benefits of this offer to us (see Section 9 of Part III below for a description of the contemplated benefits of this offer to us);

•	a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:
—	any person, entity or group has purchased all or substantially all of our assets,

—	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

—	any such person, entity or group that had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

—	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for amendment of or to set a fixed exercise date on eligible options, or

—	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
•	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with this offer other than as contemplated as of the commencement date of this offer (as described in Section 12 of Part III below);

•	any change or changes in the business, condition (financial or other), assets, income, operations or stock ownership of Atmel that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 9 of Part III below for a description of the contemplated benefits of this offer to us); or

•	any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to the Company, which might restrain, prohibit, or delay completion of this offer or impair the contemplated benefits of this offer to us (see Section 9 of Part III below for a description of the contemplated benefits to us).
If any of the above events occur, we may:
•	terminate this offer and promptly return all eligible options with respect to which elections have been made to the eligible employees;

•	complete and/or extend this offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

•	amend the terms of this offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.
     The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the closing date. We may waive any condition, in whole or in part, at any time and from time to time before the closing date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights with respect to anything other than the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 of Part III above will be final and binding upon all persons.
8.	Price range of shares underlying the options.
     The Atmel common stock that underlies your options is traded on the Nasdaq Global Select Market (previously the Nasdaq National Market) under the symbol “ATML.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by the Nasdaq Global Select Market.

	High	Low
Fiscal Year Ending December 31, 2007
4th Quarter (up until November 20, 2007)	$5.83	$4.51
3rd Quarter	$6.08	$4.41
2nd Quarter	$5.99	$4.96
1st Quarter	$6.49	$4.89
Fiscal Year Ending December 31, 2006
4th Quarter	$6.38	$4.79
3rd Quarter	$6.43	$3.71
2nd Quarter	$5.71	$4.22
1st Quarter	$5.10	$3.06
Fiscal Year Ended December 31, 2005
4th Quarter	$3.59	$1.99
3rd Quarter	$2.85	$1.97
2nd Quarter	$3.09	$2.05
1st Quarter	$4.03	$2.85
Fiscal Year Ended December 31, 2004
4th Quarter	$3.98	$2.98
3rd Quarter	$5.91	$3.16
2nd Quarter	$7.43	$5.30
1st Quarter	$7.95	$5.75
     On November 20, 2007, the closing sale price of our common stock, as reported by the Nasdaq Global Select Market was $4.58 per share.
     You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.
9.	Source and amount of consideration; terms of amended options.
     Consideration.
     If we receive and accept elections from all eligible employees of all eligible options, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 1,205,489 shares of our common stock, or less than one half of one percent of the total shares of our common stock outstanding as of November 16, 2007.
     General terms of amended options.
     If we have accepted your election to amend your eligible options, you will receive the consideration described in Section 3 of Part III above. Each amended option will be amended on the amendment date (expected to be December 21, 2007).

     Except for the new exercise price of your amended options, or the new periods when your amended options is exercisable, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options.
     The following description summarizes the material terms of the 2005 Stock Plan. Our statements in this Offer to Amend concerning the 2005 Stock Plan and the amended options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2005 Stock Plan, and the forms of option agreement under the 2005 Stock Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact Carol Pleva, Manager, Stock Administration at phone number (408) 487-2731, or by e-mail at Carol.Pleva@atmel.com, to receive a copy of the 2005 Stock Plan, and the forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.
     Summary of the Atmel Corporation 2005 Stock Plan.
     Background and Purpose of the 2005 Stock Plan
     The 2005 Stock Plan permits the grant of the following types of incentive awards: (1) incentive stock options, (2) nonstatutory stock options, (3) stock purchase rights, (4) stock appreciation rights, and (5) restricted stock units (individually, an “Award”). The 2005 Stock Plan is intended to attract, motivate, and retain (1) employees of Atmel and its affiliates, (2) consultants, if needed to provide significant services to Atmel and its affiliates, and (3) outside directors of Atmel. The 2005 Stock Plan also is designed to encourage stock ownership by employees, directors, and consultants, thereby aligning their interests with those of Atmel’s stockholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).
     Administration of the 2005 Stock Plan
     The 2005 Stock Plan is administered by the Board of Directors or a committee (the “Committee”) appointed by the Board of Directors (the “Administrator”). A Committee generally consists of at least two directors who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) (so that Atmel is entitled to a federal tax deduction for certain performance-based compensation paid under the 2005 Stock Plan).
     Subject to the terms of the 2005 Stock Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of stock Awards (for example, the exercise price and vesting schedule), and interpret the provisions of the 2005 Stock Plan and outstanding Awards. The Administrator also has authority to amend outstanding Awards to provide for a lower exercise price and/or permit the surrender or cancellation of outstanding Awards in exchange for Awards with a lower exercise price, a different type of Award, cash, and/or a combination thereof. The Administrator may delegate any part of its authority and powers under the 2005 Stock Plan to one or more directors and/or officers of Atmel; provided, however, the Administrator generally may not delegate its authority and powers with respect to Awards intended to qualify as performance-based compensation under Section 162(m) if the delegation would cause the Awards to fail to so qualify.
     The 2005 Stock Plan became effective May 13, 2005, as an amendment and restatement of a prior plan. The maximum number of shares of Atmel Common Stock (“Shares”) that may be optioned and sold under the 2005 Stock Plan is 56,000,000 Shares.

     As is the case currently, if an Award is cancelled, terminates, expires, or lapses for any reason without having been fully exercised or vested, the unvested or cancelled Shares generally will be returned to the available pool of Shares reserved for issuance under the 2005 Stock Plan.
     Eligibility to Receive Awards
     The Administrator selects the employees, consultants, and directors who will be granted Awards under the 2005 Stock Plan. The actual number of individuals who will receive Awards cannot be determined in advance because the Administrator has the discretion to select the participants.
     Stock Options
     A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the 2005 Stock Plan, the Administrator may grant nonstatutory stock options and/or incentive stock options (which entitle employees, but not Atmel, to more favorable tax treatment). Each option Award is evidenced by an Award agreement specifying the terms and conditions of the Award. The Administrator will determine the number of Shares covered by each option, but during any fiscal year of Atmel, no participant may be granted options (and/or other Awards) covering more than 1,500,000 Shares, unless in connection with the participant’s initial year of service, in which case such participant may be granted options to purchase up to an additional 1,500,000 Shares.
     The exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Atmel or any of its subsidiaries. With respect to each participant, the aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by such participant during any calendar year also may not exceed $100,000 (any excess to be considered nonstatutory stock options).
     Options become exercisable at the times and on the terms established by the Administrator. The Administrator also establishes the time at which options expire, but the expiration may not be later than ten years after the grant date or such shorter term as provided in an Award agreement. In addition, if a participant who, at the time an incentive stock option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of Atmel or any of its subsidiaries, the expiration term is five years from the date of grant or such shorter term as provided in the Award agreement.
     After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time determined by the Administrator and stated in the Award agreement. In the absence of a time specified in a participant’s Award agreement, a participant may exercise the option within three months of such termination, to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the Award agreement), unless such participant’s service relationship terminates due to the participant’s death or disability, in which case the participant or, if the participant has died, the participant’s estate, beneficiary designated in accordance with the Administrator’s requirements or the person who acquires the right to exercise the option by bequest or inheritance, may exercise the option, to the extent the option was vested on the date of termination, within twelve months from the date of such termination.
     The exercise price of each option must be paid in full in cash (or cash equivalent) at the time of exercise. The Administrator also may permit payment through the tender of Shares that are already owned by the participant, or by any other means that the Administrator determines to be consistent with the purpose of the 2005 Stock Plan. At the time of exercise, a participant must pay any taxes that Atmel is required to withhold.

     Stock Purchase Rights
     Shares acquired pursuant to a grant of stock purchase rights under the 2005 Stock Plan are restricted stock. Restricted stock will vest in accordance with the terms and conditions established by the Administrator. The Administrator determines the number of Shares of restricted stock granted to any participant, but during any fiscal year of Atmel, no participant may be granted more than 1,500,000 Shares of restricted stock (and/or other Awards) unless in connection with the participant’s initial year of service, in which case such participant may be granted restricted stock (and/or other Awards) up to an additional 1,500,000 Shares.
     In determining whether a grant of stock purchase rights should be made, and/or the vesting schedule for any such Award, the Administrator may impose whatever conditions to vesting it determines to be appropriate. Each stock purchase rights Award is evidenced by an Award agreement specifying the terms and conditions of the Award. Notwithstanding the foregoing, if the Administrator desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals (see the subsection of this Section 9 of Part III entitled “Performance Goals” below for more information).
     A holder of restricted stock will have full voting rights, unless determined otherwise by the Administrator. A holder of restricted stock also generally will be entitled to receive all dividends and other distributions paid with respect to Shares; provided, however, that dividends and distributions generally will be subject to the same vesting criteria as the Shares upon which the dividend or distribution was paid.
     Stock Appreciation Rights
     Stock appreciation rights (“SARs”) are Awards that grant the participant the right to receive an amount (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Administrator) equal to (1) the number of shares exercised, times (2) the amount by which Atmel’s stock price exceeds the exercise price. Each stock appreciation right Award is evidenced by an Award agreement specifying the terms and conditions of the Award. The exercise price is set by the Administrator but cannot be less than 100% of the fair market value of the covered Shares on the grant date. A SAR may be exercised only if it becomes vested based on the vesting schedule established by the Administrator. SARs expire under the same rules that apply to options and are subject to the same per-person limits (1,500,000 covered Shares for SARs and/or other Awards in any fiscal year unless in connection with the participant’s initial year of service, in which case such participant may be granted SARs covering up to an additional 1,500,000 Shares).
     Restricted Stock Units
     Restricted Stock units are Awards that result in a payment to a participant (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Administrator) only if performance goals and/or other vesting criteria established by the Administrator are achieved or the Awards otherwise vest. Each restricted stock units Award is evidenced by an Award agreement specifying the terms and conditions of the Award. The applicable performance goals or vesting criteria (which may be based solely on continued service to Atmel and its affiliates) will be determined by the Administrator, and may be applied on a company-wide, business unit or individual basis, as deemed appropriate in light of the participant’s specific responsibilities (see the subsection of this Section 9 of Part III entitled “Performance Goals” below for more information).

     During any fiscal year of Atmel, no participant may receive restricted stock units covering greater than 1,500,000 Shares unless in connection with the participant’s initial year of service, in which case such participant may be granted restricted stock units covering up to an additional 1,500,000 Shares. The Administrator establishes the initial value of each restricted stock unit on the date of grant.
     Performance Goals
     The Administrator (in its discretion) may make performance goals applicable to a participant with respect to an Award. At the Administrator’s discretion, one or more of the following performance goals may apply:
•	Annual Revenue.

•	Cash Flow from Operations.

•	Net Income.

•	Pro Forma Net Income.

•	Earnings per Share.

•	Return on Sales.
     The performance goals may differ from participant to participant and from Award to Award. Any criteria used may be measured, as applicable (1) in absolute terms, (2) in relative terms (including, but not limited to, compared against another company or companies), (3) against the performance of Atmel as a whole or a segment of Atmel, and/or (4) on a pre-tax or after-tax basis.
     By granting Awards that vest upon achievement of performance goals, the Administrator may be able to preserve Atmel’s deduction for certain compensation in excess of $1,000,000. Section 162(m) limits Atmel’s ability to deduct annual compensation paid to Atmel’s Chief Executive Officer or any other of Atmel’s four most highly compensated executive officers to $1,000,000 per individual. However, Atmel can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2005 Stock Plan, setting limits on the number of Awards that any individual may receive, and for Awards other than stock options and stock appreciation rights, establishing performance criteria that must be met before the Award actually will vest or be paid. The performance goals listed above, as well as the per-person limits on shares covered by Awards, permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Atmel to receive a federal income tax deduction in connection with such Awards.
     Limited Transferability of Awards
     Awards granted under the 2005 Stock Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, the Administrator may permit an individual to transfer an Award to an individual or entity. Any transfer shall be made in accordance with procedures established by the Administrator.
     Awards to be Granted to Certain Individuals and Groups

     The number of Awards (if any) that an employee, consultant, or director may receive under the 2005 Stock Plan is in the discretion of the Administrator and therefore cannot be determined in advance. Atmel’s executive officers and directors are not permitted to participate in the Code Section 409A exchange offer and therefore do not have an interest in this proposal.
     Adjustments upon Changes in Capitalization
     If Atmel experiences a stock dividend, reorganization, or other change in capital structure affecting the Shares, the number of Shares available for issuance under the 2005 Stock Plan, the outstanding Awards, and the per-person limits on Awards, shall be proportionately adjusted to reflect the stock dividend or other change.
     Adjustments upon Liquidation or Dissolution
     In the event of a liquidation or dissolution, any unexercised Award will terminate. The Administrator may, in its sole discretion, provide that each participant will have the right to exercise all or any part of the Award, including Shares as to which the Award would not otherwise be exercisable.
     Adjustments upon Merger or Change in Control
     The 2005 Stock Plan provides that in the event of a merger with or into another corporation or a sale of all or substantially all of Atmel’s assets, the successor corporation will assume or substitute an equivalent Award for each outstanding Award. Unless determined otherwise by the Administrator, any outstanding options or stock appreciation rights not assumed or substituted for will be fully vested and exercisable, including as to Shares that would not otherwise have been vested and exercisable, for a period of up to fifteen days from the date of notice to the optionee. The option or stock appreciation right will terminate at the end of such period. Unless determined otherwise by the Administrator, any restricted stock or restricted stock units not assumed or substituted for will be fully vested as to all of the Shares subject to the Award, including Shares which would not otherwise be vested.
     Federal Tax Aspects
     The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Atmel of Awards granted under the 2005 Stock Plan. Tax consequences for any particular individual may be different.
     Nonstatutory Stock Options and Stock Appreciation Rights
     No taxable income is recognized when a nonstatutory stock option or a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Shares on the exercise date over the exercise price. Any additional gain or loss recognized upon later disposition of the Shares is capital gain or loss.
     Incentive Stock Options
     No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the Shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss will be capital gain or loss.
     Stock Purchase Rights and Restricted Stock Units
     A participant generally will not have taxable income upon grant of stock purchase rights or restricted stock units. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting date) of the Shares or cash received minus any amount paid. For stock purchase rights only, a participant instead may elect to be taxed at the time of grant.
     Tax Effect for Atmel
     Atmel generally will be entitled to a tax deduction in connection with an Award under the 2005 Stock Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). As discussed above, special rules limit the deductibility of compensation paid to Atmel’s Chief Executive Officer and to each of the next four most highly compensated executive officers. However, the 2005 Stock Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based compensation under Section 162(m), thereby permitting Atmel to receive a federal income tax deduction in connection with such Awards.
     THE FOREGOING IS ONLY A SUMMARY OF THE TAX EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND ATMEL CORPORATION WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.
     Amendment and Termination of the 2005 Stock Plan
     The Board generally may amend or terminate the 2005 Stock Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent.
     Registration of shares underlying the options.
     All of the shares of Atmel common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Atmel for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.
     United States federal income tax consequences.
     You should refer to Section 14 of Part III below for a discussion of the United States federal income tax consequences of the amended options and the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.
     Certain states, including California, have adopted provisions similar to Code Section 409A under state tax law, and for optionees subject to income taxation in such states the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with a financial, legal and/or tax advisor regarding any state tax consequences.
     Federal income tax consequences in multiple jurisdictions.
     If you are a citizen or resident of the United States, and are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. Certain eligible employees may be subject to the tax laws in the United States, and also to the tax laws in France, Germany, Italy or Switzerland. If you are subject to the tax laws in France, Italy or Switzerland, please see the description of the tax consequences of participating in the offer in Schedule C, D, E and F to this Offer to Amend. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.
10.	Information concerning the Company.
     Semiconductor integrated circuits (“ICs”) are key components in almost all electronic products and systems produced. Their capacity to process and store information gives manufacturers of electronic products an ability to add new features, adapt to changing demands and quickly develop new products. As additional semiconductor elements are added into smaller areas, ICs offer valuable new capabilities important to manufacturers of electronic products.
     We design, develop, manufacture and sell a wide range of IC products, including microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (“RF”) components. Leveraging on a broad intellectual property (IP) portfolio, Atmel is able to provide the electronics industry with complete system solutions. These complex system-on-a-chip solutions are manufactured using our leading-edge process technologies, including complementary metal oxide semiconductor (CMOS), double-diffused metal oxide semiconductor (DMOS), logic, CMOS logic, bipolar, bipolar CMOS (“BiCMOS”), silicon germanium (“SiGe”), SiGe BiCMOS, analog, bipolar double diffused CMOS and radiation tolerant process technologies. We develop these process technologies ourselves to ensure they provide the maximum possible performance. In 2006, we fabricated approximately 95% of our products in our own wafer fabrication facilities, or “fabs.” We believe our broad portfolio of manufacturing capabilities allows us to produce ICs that enable our customers to rapidly introduce leading edge electronic products that are differentiated by higher performance, advanced security features, lower cost, smaller size, longer battery life and more memory. Our products are used primarily in the following markets: communications, computing, consumer electronics, storage, security, automotive, medical, military and aerospace.
     In July 2006, we completed the sale of our Grenoble, France, subsidiary to e2v technologies plc, a British corporation. In December 2006, we announced restructuring initiatives that include seeking to sell our North Tyneside, United Kingdom, and Heilbronn, Germany, facilities to optimize our manufacturing operations. We also announced our intention to move to a fab-lite manufacturing model with increased utilization of third-party foundry capacity. On May 1, 2007, we announced the sale of our Irving, Texas, wafer fabrication facility for $37 million in cash. On October 8, 2007, we announced that we had entered into separate agreements with TSMC (Taiwan Semiconductor Manufacturing Company, Ltd.) and Highbridge Business Park Limited for the sale of our eight-inch wafer fabrication equipment and related property located in North Tyneside, United Kingdom for a combined total of $124 million in cash.

     We were originally incorporated in California in December 1984. In October 1999, we were reincorporated in Delaware. Our principal offices are located at 2325 Orchard Parkway, San Jose, California 95131, and our telephone number is (408) 441-0311. Our website is located at: www.atmel.com; however, the information in, or that can be accessed through, our website is not part of this report. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports are available, free of charge, through the “Investors” section of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.
     Questions regarding how to participate in this offer should be directed to Jon Gonzales, Director, Chief Corporate Counsel at Atmel at the following telephone number:
Jon Gonzales
Director, Chief Corporate Counsel
Atmel Corporation
Tel: (408) 436-4211
Fax: (408) 436-4111
E-mail: Jon.Gonzales@atmel.com
     A summary of the financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2006, as amended on June 27, 2007, and our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2007, which is incorporated herein by reference, is attached hereto as Schedule B to this Offer to Amend. Please see Section 17 of Part III below, entitled “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
     We had a book value per share of $1.79 at September 30, 2007.
11. Interests of directors and executive officers; transactions and arrangements concerning the options.
     A list of our directors and named executive officers is attached to this Offer to Amend as Schedule A. None of our executive officers hold eligible options and therefore none of our executive officers are eligible employees. None of our non-employee directors hold eligible options and therefore none of our non-employee directors are eligible employees.
     Except as set forth below, neither we, nor any of our directors or executive officers, nor any affiliates of ours, nor the executive officers and directors of Atmel were engaged in transactions involving our common stock during the 60 days before and including the commencement of this offer:
•	On October 30, 2007, Erin Rod, Vice President & General Manager Non-Volatile Memory, exercised options to acquire 8,000 shares at an exercise price of $2.11.
12. Status of options amended by us in the offer; accounting consequences of the offer.

     The offer with respect to all eligible options is considered a modification of those options for financial reporting purposes. As a result, the Company may record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period recognized over the remaining requisite service period.
13. Legal matters; regulatory approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of options for amendment and issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Global Select Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of Part III above.
     If we are prohibited by applicable laws or regulations from granting amended options on the amendment date, we will not grant any amended options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the amendment date we will not grant any amended options.
14. Material United States federal income tax consequences.
     If You Participate in this Offer.
     As a result of participation in this offer, you should avoid potentially adverse personal tax consequences associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.
     The following is a summary of the material United States federal income tax consequences of participating in this offer for those eligible U.S. employees subject to United States federal income tax. This discussion is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, final or proposed tax regulations thereunder and administrative and judicial interpretations (the “Code” or “Internal Revenue Code”) as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each eligible U.S. employee will depend upon that eligible U.S. employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
     If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. Certain eligible U.S. employees may be subject to the tax laws in the United States and to the tax laws in France, Germany, Italy or Switzerland. If you are subject to the tax laws in France, Germany, Italy or Switzerland, please see the description of the tax consequences of participating in the offer under the tax laws of France, Germany, Italy or Switzerland, which is included in Schedules C through F to this Offer to Amend. In addition, some states, including California, impose additional penalty taxes and interest charges. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
     We recommend that you consult a financial, legal and/or tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation. You may also direct any general questions regarding the terms of this offer or requests for general tax information about this offer by e-mail to Jon Gonzales, Director, Chief Corporate Counsel at Atmel at Jon.Gonzales@atmel.com
Amended options.
     If you are an eligible U.S. employee who chooses to accept this offer with respect to your eligible options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable exchange.
     All eligible options are nonstatutory stock options for purposes of United States tax law. Your amended options will continue to be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Code Section 409A, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award. If you elect to participate in this offer, your eligible options that are amended should no longer be subject to the adverse personal tax consequences under Code Section 409A that this offer was designed to allow you to avoid.
     We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.
     Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee of Atmel at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholdings will be required.
     In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction. We strongly recommend that you consult with a financial, legal and/or tax advisor with respect to the federal, state and local tax consequences of participating in the offer. You may also direct any general questions regarding the terms of this offer or requests for general tax information about this offer via e-mail to Jon Gonzales, Director, Chief Corporate Counsel at Atmel at Jon.Gonzales@atmel.com
     If You Do Not Participate in this Offer.
     The following is a summary of the material United States federal income tax consequences of declining to participate in this offer for those eligible U.S. employees subject to United States federal income tax. This discussion is based on the Code, its legislative history, treasury IRS guidance thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each eligible U.S. employee will depend upon that eligible U.S. employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. In addition, some states, including California, impose additional penalty taxes and interest charges. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
     We recommend that you consult a financial, legal and/or tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation. You may also direct any general questions regarding the terms of this offer or requests for general tax information about this offer via e-mail to Jon Gonzales, Director, Chief Corporate Counsel at Atmel at Jon.Gonzales@atmel.com
     Your decision not to accept this offer with respect to your eligible options should result in potentially adverse personal tax consequences to you. Please read this section carefully and talk to your tax advisors about your decision regarding participation in this offer.
     As a result of your participating in this offer, you should avoid potentially adverse personal tax consequences associated with your eligible options under U.S. tax law. Code Section 409A and IRS guidance under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) are considered deferred compensation and must comply with the operating rules of Code Section 409A. In order to comply with those operating rules, the stock options must have fixed exercise dates to avoid early income recognition and an additional 20% federal tax and possible interest charges. None of the eligible options have fixed exercise dates and therefore this non-compliance with the operating rules of Code Section 409A would likely subject the eligible U.S. employees to income recognition before the options are exercised and would subject the eligible U.S. employees to the additional 20% federal tax.
     The Treasury Department and the IRS have issued final regulations with respect to Code Section 409A and the tax implications of discount options, but the regulations do not provide final guidance with respect to the tax consequences of discount options and such guidance has been provided in other guidance. Based on currently available guidance, we believe that, after 2008, in the tax year in which an option vests, eligible U.S. employees will have income recognition equal to the difference between the fair market value of the shares on the last day of that year and the exercise price (the “spread”) and should be subject to the 20% federal penalty tax (plus another 20% penalty tax for California taxpayers, as discussed below) on the spread, plus interest charges. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible U.S. employees will be subject to additional annual income, penalty taxes, plus interest charges on any increase in value of the underlying stock. Finally, certain states have adopted laws similar to Code Section 409A. Consequently, eligible U.S. employees may also incur additional taxes, penalties and interest charges under state law provisions. For example, California has a provision similar to Code Section 409A and imposes a 20% tax with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes). Prior to 2009, the federal and California penalty taxes would arise on option exercise.
     Example:

You are an eligible U.S. employee who holds an option to purchase 1,000 shares of Atmel common stock with an original exercise price per share of $16.00. Subsequent to the date of grant, the exercise price per share based upon the measurement date of your options for financial accounting purposes was determined to be $18.00. On the initial vesting date of December 31, a total of 250 of the shares subject to the option vest at a time when the fair market value is $30.00 per share and there is a total “spread’’ of $3,500.00. Under the IRS guidance, in the year in which the option vests, you may have taxable income equal to $3,500.00 (the difference between the $30.00 fair market value and $16.00 original exercise price multiplied by the 250 shares that vest) for federal and state tax purposes at your applicable income tax rates and also owe an additional $700.00 due to the 20% federal penalty tax imposed under Code Section 409A (20% of $3,500.00). If you are a California employee, you may owe an additional $700.00 due to the 20% penalty tax imposed under California law. Additionally, you may owe an interest penalty with the calculation of such penalties dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock. If, for example, your applicable federal and state tax rate is a total of 44.3%, then once the Code Section 409A and equivalent California penalty taxes are added, you could end up paying approximately 84.3% on the “spread’’ of an option you may not have yet exercised, plus potential interest charges, which may be approximately 9% of the “spread.’’
Uncertainty
     Unfortunately, the final regulations issued by the Treasury Department and the IRS did not contain final guidance with respect to the tax consequences of discount options. There is a chance that future guidance issued may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Code Section 409A. We cannot guarantee the effect of any future Code Section 409A guidance.
     Atmel cannot guarantee any particular tax results related to your options; furthermore, there is uncertainty because the tax regulations do not provide final guidance with respect to the tax consequences of discount options. Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.
     In addition, if you are subject to taxation in the United States, and also are subject to taxation in France, Germany, Italy or Switzerland, there may be additional tax consequences relating to your participation in this offer. Please see Schedules C through F of this Offer to Amend, as applicable, for a description of these tax consequences. Further, some states, including California, impose additional penalty taxes and interest charges. We recommend that you consult with a financial, legal and/or tax advisor regarding any personal tax consequences, including any state tax consequences.

15. Extension of offer; termination; amendment.
     We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of Part III above has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the closing date, we will also extend your right to withdraw elections with respect to eligible options until such extended closing date. In the case of an extension, we will issue a press release, e-mail, or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled closing date.
     We also reserve the right, in our reasonable judgment, before the closing date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made) if any of the events listed in Section 7 of Part III above occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return any options tendered to us promptly after termination or withdrawal of an offer like this.
     Subject to compliance with applicable law, we further reserve the right, before the closing date, in our discretion, and regardless of whether any event listed in Section 7 of Part III above has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before amendment under the offer, that particular option grant is not eligible for amendment. Therefore, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the originally scheduled expiration of this offer expires after such originally scheduled closing date but before the actual amendment date under the extended offer, that option would not be eligible for amendment.
     The minimum period during which this offer will remain open following material changes in the terms of this offer or in the information concerning this offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, this offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of this offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend this offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
     For purposes of the offer, a “business day” means any day other than a Saturday, Sunday, or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.
16. Fees and expenses.
     Atmel has prepared communications regarding this offer and will provide general tax information to eligible employees with respect to the tax characteristics of this offer. Atmel will not provide tax advice specific to an individual’s circumstances. We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.
17. Additional information.
     This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:
1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on June 8, 2007, as amended on June 27, 2007;

2.	Our definitive proxy statement on Schedule 14A for our 2007 annual meeting of stockholders, filed with the SEC on July 9, 2007;

3.	Our quarterly reports on Form 10-Q for our fiscal quarters ended March 31, 2007, June 30, 2007, and September 30, 2007 filed with the SEC on June 27, 2007, August 9, 2007, and November 8, 2007 respectively;

4.	Our current reports on Form 8-K, filed with the SEC on January 8, 2007; February 1, 2007 (with respect to Item 8.01 only); March 14, 2007; March 19, 2007; March 28, 2007; April 12, 2007, April 30, 2007, May 1, 2007 (with respect to Item 8.01 only); May 18, 2007; June 22, 2007; July 3, 2007; July 9, 2007; July 31, 2007; August 27, 2007; August 31, 2007; October 12, 2007; and October 30, 2007 (with respect to Item 5.02 only) respectively, and Form 8-K/A filed with the SEC on August 23, 2007;

5.	The description of our Common Stock contained in our registration statement on Form 8-A, as filed with the SEC on February 20, 1991 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating any such description; and

6.	The description of our Preferred Shares Rights Agreement contained in our registration statement on Form 8-A, as filed with the SEC on November 15, 2001 pursuant to Section 12(b) of the Exchange Act, as amended on December 6, 1999, including any amendment or report filed for the purpose of updating any such description.
     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.
     Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Atmel Corporation, 2325 Orchard Parkway San Jose, California, U.S.A., Attention: Jon Gonzales, Director, Chief Corporate Counsel, or telephoning Jon Gonzales at (408) 436-4211.

     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.
     The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.
18. Financial statements.
     Attached as Schedule B to this Offer to Amend are our summary financial statements for the nine-months ended September 30, 2006 and 2007 and for our fiscal years ended December 31, 2006 and 2007. Our full financial statements included in our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2007, filed with the SEC on November 8, 2007, and our Annual Report on Form 10-K for our fiscal year ended December 31, 2007, filed with the SEC on June 8, 2007, as amended on June 27, 2007, are incorporated by reference herein. More complete financial information may be obtained by accessing our public filings with the SEC’s website at www.sec.gov.
19. Miscellaneous.
     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your eligible options. Atmel has prepared communications regarding this offer and will provide general tax information to eligible employees with respect to the tax characteristics of this offer. Atmel will not provide tax advice specific to an individual’s circumstances. You should rely only on the information in this document or documents to which we have referred you. Except to the extent abovementioned, we have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend Certain Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
Atmel Corporation
November 26, 2007

SCHEDULE A
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF ATMEL CORPORATION
     The directors and executive officers of Atmel are set forth in the following table:

Name	Position and Offices Held

Steven Laub	President and Chief Executive Officer and Director

Tsung-Ching Wu	Executive Vice President, Office of the President and Director

Robert Avery	Vice President Finance and Chief Financial Officer

Robert McConnell	Vice President and General Manager, RF and Automotive Segment

Bemard Pruniaux	Vice President and General Manager, ASIC Segment

Rod Erin	Vice President and General Manager, Non-Volatile Memory Segment

T. Peter Thomas	Director

Pierre Fougere	Director

Dr. Chaiho Kim	Director

David Sugishita	Director

Papken Der Torossian	Director

Jack L. Saltich	Director
     The address of each executive officer and director is: c/o Atmel Corporation, 2325 Orchard Parkway, San Jose, California 95131 U.S.A.

A-1

SCHEDULE B
SUMMARY FINANCIAL INFORMATION
OF ATMEL CORPORATION

(in thousands, except per share amount and ratio)	Nine Months Ended		Years Ended
Summary of Consolidated Statements of Operations:	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005
	(unaudited)	(unaudited)
Net revenues	$1,213,657	$1,262,006	$1,670,887	$1,561,107
Cost of revenues	783,044	845,038	1,108,769	1,165,338
Income (loss) from continuing operations	46,171	23,957	(98,651)	(49,627)
Net income (loss)	46,171	137,258	14,650	(33,351)

Income (loss) per share from continuing operations
Basic	$0.09	$0.05	$(0.20)	(0.10)
Diluted	0.09	0.05	(0.20)	(0.10)

Net Income (loss) per share
Basic	$0.09	$0.28	$0.03	$(0.07)
Diluted	0.09	0.28	0.03	(0.07)

Weighted average shares used to calculate income (loss) per share from continuing operations and net income (loss) per share:
Basic	487,731	486,935	487,413	481,534
Diluted	492,747	492,698	487,413	481,534

	September 30, 2007	December 31, 2006	December 31, 2005
Summary of Consolidated Balance Sheets:
Cash and cash equivalents	$199,080	$410,480	$300,323
Total current assets	902,218	1,152,539	1,000,533
Total non-current assets	603,908	666,000	933,403
Total current liabilities	459,734	567,376	623,780
Total non-current liabilities	244,451	297,269	372,785
Total stockholders’ equity	801,941	953,894	937,371
Par value per common share	0.001	0.001	0.001
Stockholders’ equity (book value) — per share	1.79	1.95	1.94

B-1

	Nine Months Ended		Years Ended
	September 30, 2007	September 30, 2006	December 31, 2006		December 31, 2005
Ratio of earnings to fixed charges	5.83	3.57	X	(1)	X	(1)

(1)	The ratio of earnings to fixed charges was less than 1:1 for the years ended December 31, 2006 and 2005. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $74 million and $63 million of earnings in the years ended December 31, 2006 and 2005, respectively.

B-2

SCHEDULE C
GUIDE TO TAX ISSUES IN FRANCE
The following is a summary of the general French income tax consequences of participating or declining to participate in the offer for those eligible employees subject to French tax. This discussion is based on the tax laws in force as of October 2007. The tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
This summary is not exhaustive of all possible French income tax considerations and does not take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account foreign tax considerations which may differ significantly from those discussed herein.
If you are a resident of France for tax purposes, and are also subject to the tax laws of another country, you should be aware that there might be other tax consequences that may apply to you. Certain eligible employees are subject to the tax laws in France, and also to the tax laws in the United States. If you are subject to the tax laws in the United States, please see the description of the material tax consequences of participating in the offer under the tax laws of the United States which is included in Section 14 of Part III of this Offer to Amend. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
Taxation of Options in France
Employees are subject to income tax and social security contributions upon the exercise of non-qualified options on the difference between the fair market value of the shares at the time of exercise and the exercise price (i.e., the “spread”). This summary assumes the options granted to French employees were not granted in compliance with Sections L.225-177 to L.225-186 of the French Commercial Code, as amended, and therefore did not qualify for favorable French tax and social security treatment.
Cross-border Tax Implications
In a cross-border scenario in which an employee is granted options in France, subsequently transfers to another country and exercises his or her options outside of France or is granted options outside of France but transfers to France prior to exercise, the taxation of the option income in France will depend upon the employee’s particular circumstances. As tax implications surrounding cross-border employees are complex and should be reviewed on an individual by individual basis, we recommend that you consult a financial, legal and/or tax advisor with respect to the tax consequences in France related to cross-border scenarios.
There are no specific regulations in France regarding income tax and social security contributions in cross-border situations; however, as a general matter, the French tax administration may consider that an employee transferring out of France who exercises his or her options when he or she is no longer a French resident may be subject to income tax on the spread at exercise to the extent the spread is characterized as French-source employment income. Accordingly, the taxable amount may be prorated based upon the number of days the employee spends in France between the date of grant and the date of vesting. The employee likely will not be subject to capital gains tax in France, however, upon the subsequent sale of shares.

Where an employee is granted options outside of France, transfers to France and exercises his or her options, the employee may be subject to income tax on the full spread at exercise. However, it may be possible to apportion the income tax on the spread based on the number of days the employee spends in France between the date of grant and the date of vesting. If the employee becomes a French resident between exercise and the sale of shares, he or she will be taxed in France on any capital gains realized upon the sale of shares in excess of the annual household exemption.
As mentioned above, the tax implications surrounding cross-border employees are complex and should be reviewed on an individual by individual basis. We recommend that you consult a financial, legal and/or tax advisor with respect to the tax consequences in France related to cross-border scenarios.
If You Are a French Taxpayer and Participate in this Offer
If you participate in this offer by having your exercise price amended (alternative # 2), your benefit upon exercising your eligible options will be less than the benefit if you declined the offer. If you participate in this offer by electing to delay your ability to exercise your eligible options (alternative # 1), your benefit upon exercising your eligible options may be greater than the benefit if you chose alternative # 2. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide not to have your current options amended.
If you are an eligible employee who chooses to accept this offer with respect to your eligible options under either alternative, you should not be required to include any amount in income for French income tax purposes at the time of the acceptance and amendment of such options. However, when you exercise the option, you will be subject to tax on the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise (i.e., the spread). The spread will be characterized as salary income and taxed at your progressive rate. Social security contributions will also be due on the spread at exercise (to the extent you are subject to the French social security regime) by you and your employer.
When you sell the shares you acquired upon exercise of the option, you will not be subject to capital gains tax if your total proceeds from the sale of securities (including your household’s proceeds) during a calendar year do not exceed €20,000 (2007). If your total proceeds (including your household’s proceeds) from the sale of securities during a calendar year exceed €20,000, you must pay capital gains tax on the difference between the net sales price of the shares and the fair market value of the shares on the date of exercise. If the net sales price is less than the fair market value of the shares at the time of exercise, you will realize a capital loss.
If You Are a French Taxpayer and Do Not Participate in this Offer
If you do not participate in this offer, your benefit upon exercising your eligible options may be greater than the benefit if you accepted the offer under alternative # 2. Please read this section carefully, as well as the preceding section summarizing the potential tax consequences to you if you decide to have your current options amended.
The tax consequences with regard to the exercise of the option and sale of the shares obtained upon exercise are the same as described above (i.e., as if you did participate in this offer). You will be required to include the spread in income for French income tax purposes upon the exercise of the option. Social security contributions will also be due on the spread at exercise (to the extent you are subject to the French social security regime) by you and your employer.
When you sell the shares you acquired upon exercise of the option, you will not be subject to capital gains tax if your total proceeds from the sale of securities (including your household’s proceeds) during a calendar year do not exceed €20,000 (2007). If your total proceeds (including your household’s proceeds) from the sale of securities during a calendar year exceed €20,000, you must pay capital gains tax on the difference between the net sales price of the shares and the fair market value of the shares on the date of exercise. If the net sales price is less than the fair market value of the shares at the time of exercise, you will realize a capital loss.
Withholding and Reporting
Your employer is not required to withhold income tax as a result of the exercise of your options, provided that you are a French tax resident. Your employer is, however, required to report the spread on its annual declaration of salaries (which is filed with the tax and labor authorities) and on your monthly pay slip. In addition, your employer will withhold and pay all applicable social security contributions (to the extent you are subject to the French social security system) at the time you exercise your options. You are responsible for reporting on your personal income tax return and paying any and all income tax due as a result of your participation in the 2005 Stock Plan.
Uncertainty
Atmel cannot guarantee any particular tax results related to your options; furthermore, there is some uncertainty because there is no specific statutory provision that relates to the amendment of stock option exercise prices under French tax law. Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

SCHEDULE D
GUIDE TO TAX ISSUES IN GERMANY
The following is a summary of the general German income tax consequences of participating or declining to participate in the offer for those eligible employees subject to German tax. This discussion is based on the tax laws in force as of October 2007. The tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
This summary is not exhaustive of all possible German income tax considerations and does not take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account foreign tax considerations which may differ significantly from those discussed herein.
If you are a resident of Germany for tax purposes, and are also subject to the tax laws of another country, you should be aware that there might be other tax consequences that may apply to you. Certain eligible employees are subject to the tax laws in Germany, and also to the tax laws in the United States. If you are subject to the tax laws in the United States, please see the description of the material tax consequences of participating in the offer under the tax laws of the United States which is included in Section 14 of Part III of this Offer to Amend. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
Taxation of Options in Germany
Employees are subject to income tax upon the exercise of options on the difference between the fair market value of the shares at the time of exercise and the exercise price (i.e., the spread).
Cross-border Tax Implications
In a cross-border scenario in which an employee is granted options in Germany, subsequently transfers to another country and exercises his or her options outside of Germany or is granted options outside of Germany but transfers to Germany prior to exercise, the taxation of the option income in Germany will depend upon the employee’s particular circumstances. As tax implications surrounding cross-border employees are complex and should be reviewed on an individual by individual basis, we recommend that you consult a financial, legal and/or tax advisor with respect to the tax consequences in Germany related to cross-border scenarios.
An employee transferring into or out of Germany is taxed in Germany on the prorated amount of the spread which can be allocated to the employee’s employment in Germany. The prorated amount of the spread is subject to withholding tax in Germany even if the employee becomes a nonresident at the time of exercise. The prorated amount reflects the time the employee has spent in Germany after the option has been granted to him or her until the time of departure as compared with the period between grant and exercise of the option, or the time period between grant and retirement, whichever period is shorter. The employee is obliged to include the prorated amount of the spread in his or her income tax return in Germany, regardless of whether or not income taxes have been withheld.
As mentioned above, the tax implications surrounding cross-border employees are complex and should be reviewed on an individual by individual basis. We recommend that you consult a financial,

legal and/or tax advisor with respect to the tax consequences in Germany related to cross-border scenarios.
If You Are a German Taxpayer and Participate in this Offer
If you participate in this offer by having your exercise price amended (alternative # 2), your benefit upon exercising your eligible options will be less than the benefit if you declined the offer. If you participate in this offer by electing to delay your ability to exercise your eligible options (alternative # 1), your benefit upon exercising your eligible options may be greater than the benefit if you chose alternative # 2. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide not to have your current options amended.
If you are an eligible employee who chooses to accept this offer with respect to your eligible options under either alternative, you should not be required to include any amount in income for German income tax purposes at the time of the acceptance and amendment of such options. However, when you exercise the option, you will be subject to tax on the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise (i.e., the spread). You also will be subject to social insurance contributions on the spread (to the extent you are subject to the German social security system) at exercise to the extent your other salary components have not exceeded the applicable contribution ceiling.
Pursuant to Section 19a of the German Income Tax Act (Einkommensteyergesetz), you may be able to deduct from the spread per calendar year the lesser of (1) €135, and (2) 50% of the value of the shares acquired upon exercise, because this income results from the purchase of stock in your employer’s parent company. You should consult with your personal tax advisor to determine if this deduction applies to your specific situation.
In addition, if options are earned over a period of more than one year, you may be able to take advantage of the “one-fifth rule” (Fünftelungsregelung). If the one-fifth rule is applicable to the spread, the taxable amount would be calculated as the difference between (a) the marginal tax on the income without the spread and (b) the marginal tax on the income plus one-fifth of the spread, times five. This rule is only available provided the exercise of all options available under a given option right occurs in one year. The application of the one-fifth rule may result in more favorable tax treatment since the income would be allocated over more than one tax year. You should consult with your personal tax advisor to determine if the one-fifth rule applies to your specific situation.
Any gain realized from the subsequent sale of the shares acquired at exercise is not taxable provided: (1) you have owned the shares for more than 12 months; (2) do not own 1% or more of Atmel’s stated capital (and have not owned 1% at any time in the last five years); and (3) the shares are not held as business assets (this requirement should be met since your shares are purchased pursuant to options granted to you as an employee). If you are subject to capital gains tax, one-half of the gain is taxable (calculated as the sales price less the fair market value of the shares at exercise), less one-half of any sales-related expenses. Furthermore, you will be subject to tax only if your total capital gain exceeds €511 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €511).
Please note that, starting in 2009, the exemption from capital gains tax described above will be abolished, in which case you will be subject to capital gains tax upon the sale of shares.
If You Are a German Taxpayer and Do Not Participate in this Offer
If you do not participate in this offer, your benefit upon exercising your eligible options may be greater than the benefit if you accepted the offer under alternative # 2. Please read this section carefully, as well as the preceding section summarizing the potential tax consequences to you if you decide to have your current options amended.

The tax consequences with regard to the exercise of the option and sale of the shares obtained upon exercise are the same as described above (i.e., as if you did participate in this offer). You will be required to include the spread in income for German income tax purposes upon the exercise of the option. Social insurance contributions will also be due on the spread (to the extent you are subject to the German social security system) at exercise to the extent your other salary components have not exceeded the applicable contribution ceiling.
Pursuant to Section 19a of the German Income Tax Act (Einkommensteyergesetz), you may be able to deduct from the spread per calendar year the lesser of (1) €135, and (2) 50% of the value of the shares acquired upon exercise, because this income results from the purchase of stock in your employer’s parent company. You should consult with your personal tax advisor to determine if this deduction applies to your specific situation.
In addition, if options are earned over a period of more than one year, you may be able to take advantage of the “one-fifth rule” (the “Fünftelungsregelung”). If the one-fifth rule is applicable to the spread, the taxable amount would be calculated as the difference between (a) the marginal tax on the income without the spread and (b) the marginal tax on the income plus one-fifth of the spread, times five. This rule is only available provided the exercise of all options available under a given option right occurs in one year. The application of the one-fifth rule may result in more favorable tax treatment since the income would be allocated over more than one tax year. You should consult with your personal tax advisor to determine if the one-fifth rule applies to your specific situation.
Any gain realized from the subsequent sale of the shares acquired at exercise is not taxable provided: (1) you have owned the shares for more than 12 months; (2) do not own 1% or more of Atmel’s stated capital (and have not owned 1% at any time in the last five years); and (3) the shares are not held as business assets (this requirement should be met since your shares are purchased pursuant to options granted to you as an employee). If you are subject to capital gains tax, one-half of the gain is taxable (calculated as the sales price less the fair market value of the shares at exercise), less one-half of any sales-related expenses. Furthermore, you will be subject to tax only if your total capital gain exceeds €511 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €511).
Please note that, starting in 2009, the exemption from capital gains tax described above will be abolished, in which case you will be subject to capital gains tax upon the sale of shares.
Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions (to the extent applicable) when you exercise your options. You are responsible for paying any difference between your actual tax liability and the amount withheld. Additionally, you are responsible for including any benefits realized from the options on your annual tax return. Finally, you are also responsible for reporting and paying any taxes resulting from the sale of your shares.
Uncertainty
Atmel cannot guarantee any particular tax results related to your options; furthermore, there is some uncertainty because there is no specific statutory provision that relates to the amendment of stock option exercise prices under German tax law. Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

SCHEDULE E
GUIDE TO TAX ISSUES IN ITALY
The following is a summary of the general Italian income tax consequences of participating or declining to participate in the offer for those eligible employees subject to Italian tax. This discussion is based on the tax laws in force as of October 2007. The tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
This summary is not exhaustive of all possible Italian income tax considerations and does not take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account foreign tax considerations which may differ significantly from those discussed herein.
If you are a resident of Italy for tax purposes, and are also subject to the tax laws of another country, you should be aware that there might be other tax consequences that may apply to you. Certain eligible employees are subject to the tax laws in Italy, and also to the tax laws in the United States. If you are subject to the tax laws in the United States, please see the description of the material tax consequences of participating in the offer under the tax laws of the United States which is included in Section 14 of Part III of this Offer to Amend. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
Taxation of Stock Options in Italy
Employees are subject to income tax upon the exercise of options on the difference between the fair market value of the shares (as determined under Italian law1) at the time of exercise and the exercise price (i.e., the “spread”). This summary assumes the options granted to Italian employees did not qualify for favorable tax treatment under the pre-July 4, 2006 fair market value exemption and that Italian employees were not restricted to the cashless sell-all method of exercise. If either assumption is incorrect, the tax consequences may vary from those described herein.
Cross-border Tax Implications
In a cross-border scenario in which an employee is granted options in Italy, subsequently transfers to another country and exercises his or her options outside of Italy or is granted options outside of Italy but transfers to Italy prior to exercise, the taxation of the option income in Italy will depend upon the employee’s particular circumstances. As tax implications surrounding cross-border employees are complex and should be reviewed on an individual by individual basis, we recommend that you consult a financial, legal and/or tax advisor with respect to the tax consequences in Italy related to cross-border scenarios.
For transferring employees, the taxation of the income derived from the 2005 Stock Plan will depend on the country where the employee is resident when the taxable event occurs or whether the income is

[1]	For Italian tax purposes, the fair market value of the shares is equal to their average closing prices during the period ending on the grant date and starting on the same day in the preceding month.

Italian source income. Employment income is considered to have an Italian source when the income consists of remuneration for an activity carried out in Italy.
The two taxable events to consider are: (1) the exercise of the option, which may trigger taxation on the spread and (2) the sale of the acquired shares, which may trigger capital gains tax.
If the employee is a tax resident of Italy at the time of exercise, the income (i.e., the difference between the exercise price and the average price of the shares in the month preceding the date of exercise) will be subject to tax as employment income (unless a tax exemption such as the exemption applicable to fair market value grants applies) regardless of the employee’s residency status at the time of the grant. On the other hand, if the employee ceases to be a tax resident of Italy after the time of grant and before exercise, he or she will be subject to taxation in Italy if the spread can be viewed as remuneration for an activity carried out in Italy. There are no official guidelines addressing this issue.
If the employee is a tax resident of Italy at the time of the sale of the acquired shares, any capital gain realized will be subject to Italian capital gains tax regardless of the employee’s residency status at the time of the grant or exercise. On the other hand, if the employee ceases to be a tax resident of Italy before the sale of the acquired shares, he or she will not be subject to taxation in Italy on the gains derived from the sale of the acquired shares. Please note that the transfer out of Italy is not a taxable event (i.e., there is no deemed exercise or sale upon transfer out of the country).
As mentioned above, the tax implications surrounding cross-border employees are complex and should be reviewed on an individual by individual basis. We recommend that you consult a financial, legal and/or tax advisor with respect to the tax consequences in Italy related to cross-border scenarios.
If You Are an Italian Taxpayer and Participate in this Offer
If you participate in this offer by having your exercise price amended (alternative # 2), your benefit upon exercising your eligible options may be greater or less than the benefit if you declined the offer, depending upon the availability of the Italian fair market value exemption (as more fully described below). If you participate in this offer by electing to delay your ability to exercise your eligible options (alternative # 1), your benefit upon exercising your eligible options may be greater than the benefit if you chose alternative # 2. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide not to have your current options amended.
If you are an eligible employee who chooses to accept this offer with respect to your eligible options under either alternative, you should not be required to include any amount in income for Italian income tax purposes at the time of the acceptance and amendment of such options.
If you elect alternative # 1, when you exercise your options, you will be subject to employment income tax and social insurance contributions (to the extent you are subject to the Italian social security system) on the difference between the fair market value of the shares on the date of exercise and the exercise price (i.e., the spread).
If you elect alternative # 2, your options may qualify for the Italian fair market value exemption provided you hold shares having a value equal to at least the spread at exercise for at least five years after exercise. In such case, you will not be subject to income tax or social insurance contributions on the spread. When you sell the shares acquired upon exercise of the option, you will be subject to capital gains tax on the difference between the sale price of the shares and the fair market value of the shares at exercise (as determined under Italian law). If the sales proceeds are less than the fair market value of the shares at exercise, you will realize a capital loss.

If you exercise your options using the cashless sell-all exercise method, you will not be able to take advantage of the fair market value exemption and you will be subject to income tax on the spread. However, since your options were granted prior to July 5, 2006, no social insurance contributions likely will be due on the spread, regardless of whether you are subject to the Italian social security regime. If the sale price on the date of exercise/sale is greater than the fair market value, you will be subject to capital gains on the excess amount. If the sale price on the date of exercise/sale is less than the Italian fair market value, you will realize a capital loss.
If You Are an Italian Taxpayer and Do Not Participate in this Offer
If you do not participate in this offer, your benefit upon exercising your eligible options may be greater than the benefit if you accepted the offer under alternative # 2, unless you satisfy the requirements for the Italian fair market value exemption, as described above. Please read this section carefully, as well as the preceding section summarizing the potential tax consequences to you if you decide to have your options amended.
The tax consequences with regard to the exercise of the options and sale of the shares obtained upon exercise are the same as described above (i.e., if you did participate in this offer under alternative # 1). You will be required to include the spread in income for Italian tax purposes upon the exercise of the option. Social insurance contributions will also be due on the spread at exercise (to the extent you are subject to the Italian social security system).
When you sell the shares acquired upon exercise of your options, you will be subject to capital gains tax on the difference between the sale price of the shares and the fair market value of the shares at exercise (as determined under Italian law). If the sales proceeds are less than the fair market value of the shares at exercise, you will realize a capital loss.
Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions on the spread (to the extent applicable) when you exercise your options. You are responsible for paying any difference between your actual tax liability and the amount withheld. Additionally, you are responsible for including any benefits realized from the options on your annual tax return. Finally, you are responsible for reporting and paying any taxes resulting from the sale of your shares.
Uncertainty
Atmel cannot guarantee any particular tax results related to your options; furthermore, there is some uncertainty because there is no specific statutory provision that relates to the amendment of stock option exercise prices under Italian tax law. Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

SCHEDULE F
GUIDE TO TAX ISSUES IN SWITZERLAND
The following is a summary of the general Swiss federal income tax consequences of participating or declining to participate in the offer for those eligible employees subject to Swiss tax. This discussion is based on the tax laws in force as of October 2007. The federal tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
This summary is not exhaustive of all possible Swiss federal income tax considerations and does not take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account foreign tax considerations which may differ significantly from those discussed herein.
If you are a resident of Switzerland for tax purposes, and are also subject to the tax laws of another country, you should be aware that there might be other tax consequences that may apply to you. Certain eligible employees are subject to the tax laws in Switzerland, and also to the tax laws in the United States. If you are subject to the tax laws in the United States, please see the description of the material tax consequences of participating in the offer under the tax laws of the United States which is included in Section 14 of Part III of this Offer to Amend. We strongly recommend that you consult with a financial, legal and/or tax advisor to discuss the consequences to you of this transaction.
Taxation of Options in Switzerland
In the absence of a ruling from the applicable cantonal tax authorities, the timing of taxation of the options in Switzerland is uncertain. However, employees likely will be subject to income tax (including federal, cantonal and municipal tax) upon the exercise of options on the difference between the fair market value of the shares at the time of exercise and the exercise price, although taxation at grant or vesting is a possibility. In addition, employees who move from their canton of residence before exercising options may be subject to an exit tax depending on the applicable cantonal tax legislation.
Cross-border Tax Implications
In a cross-border scenario in which an employee is granted options in Switzerland, subsequently transfers to another country and exercises his or her options outside of Switzerland or is granted options outside of Switzerland but transfers to Switzerland prior to exercise, the taxation of the option income in Switzerland will depend upon the employee’s particular circumstances. As tax implications surrounding cross-border employees are complex and should be reviewed on an individual by individual basis, we recommend that you consult a financial, legal and/or tax advisor with respect to the federal tax consequences in Switzerland related to cross-border scenarios.
For employees transferring out of Switzerland who are subject to ordinary income tax assessment (i.e., Swiss nationals and those with “C” permits) and are domiciled in cantons that levy taxes based on the prior year’s income, income realized during the year of departure may not be taxable at all unless the cantonal tax legislation contains specific provisions authorizing the taxation of extraordinary income. If the employee falls into this category, it will be necessary to review whether income realized on options could be treated as extraordinary income within the meaning of the cantonal tax legislation. If the cantons levy taxes based on the current year, they will tax all income realized while the employee was resident in Switzerland in the year of transfer.

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If the options are taxable on the date of exercise, then employees who transfer out of Switzerland prior to the exercise date generally will not have any advance taxation in Switzerland although some cantons have developed a standard practice of accepting a deferral of taxation until exercise, but reserve the right to tax earlier whenever the canton loses the right to tax at exercise (i.e., because an employee permanently leaves the canton prior to having exercised). If options are taxed at vesting, the same practice applies if the employee transfers out of Switzerland before vesting.
If employees are taxed on the date of grant (or vesting, as applicable), employees who transfer to Switzerland after having been granted options in their former country of residence (or after the options vested, respectively) should not be taxed in Switzerland, even if the exercise occurs while they are in Switzerland.
For employees who transfer to Switzerland with options that are taxable on the date of exercise according to Swiss tax rules, the general rule is that the full income will be taxed in Switzerland if an employee exercises his or her rights while resident in Switzerland. In practice, certain cantonal tax authorities may agree to tax a pro-rata portion only, taking into account the period elapsed in the former country.
As mentioned above, the tax implications surrounding cross-border employees are complex and should be reviewed on an individual by individual basis. We recommend that you consult a financial, legal and/or tax advisor with respect to the federal tax consequences in Switzerland related to cross-border scenarios.
If You Are a Swiss Taxpayer and Participate in this Offer
If you participate in this offer by having your exercise price amended (alternative # 2), your benefit upon exercising your eligible options will be less than the benefit if you declined the offer. If you participate in this offer by electing to delay your ability to exercise your eligible options (alternative # 1), your benefit upon exercising your eligible options may be greater than the benefit if you chose alternative # 2. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide not to have your current options amended.
If you are an eligible employee who chooses to accept this offer with respect to your eligible options under either alternative, you should not be required to include any amount in income for Swiss federal income tax purposes at the time of the acceptance and amendment of such options. In the absence of a ruling from the applicable cantonal tax authorities, the timing of the taxation of options is uncertain. However, you likely will be subject to tax when you exercise your options on the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise (i.e., the “spread”), although the tax authorities could take the view that the taxable event was grant or vesting. Social insurance contributions likely will also be due on the spread (to the extent you are subject to the Swiss social security system).
Any shares issued upon exercise of options will become part of your net wealth which is subject to the net wealth tax levied at cantonal and municipal levels.
You will not be subject to capital gains tax upon the subsequent sale of shares acquired under the 2005 Stock Plan provided the shares are held as private, as opposed to business, assets (this requirement should be met since your shares are purchased pursuant to options granted to you as an employee).
If You Are a Swiss Taxpayer and Do Not Participate in this Offer
If you do not participate in this offer, your benefit upon exercising your eligible options may be greater than the benefit if you accepted the offer under alternative # 2. Please read this section

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carefully, as well as the preceding section summarizing the potential tax consequences to you if you decide to have your current options amended.
The tax consequences with regard to the exercise of the options and sale of the shares obtained upon exercise are the same as described above (i.e., as if you did participate in this offer). In the absence of a ruling from the applicable cantonal tax authorities, the timing of the taxation of options is uncertain. However, you likely will be required to include the spread in income for Swiss federal income tax purposes upon the exercise of the option, although the tax authorities could take the view that the taxable event was grant or vesting. Social insurance contributions will also be due on the spread, to the extent applicable.
Any shares issued upon exercise of your options will become part of your net wealth which is subject to the net wealth tax levied at cantonal and municipal levels.
You will not be subject to capital gains tax upon the subsequent sale of shares acquired under the 2005 Stock Plan provided the shares are held as private, as opposed to business, assets (this requirement should be met since your shares are purchased pursuant to options granted to you as an employee).
Withholding and Reporting
If you are subject to ordinary tax assessment (e.g., if you are a tax resident of Switzerland or you are a Swiss national or a foreign employee holding a “C” residence permit), your employer is not required to withhold income tax on the taxable event (e.g., exercise) but is required to withhold and pay social insurance contributions (to the extent applicable). Your employer will report the exercise of your options on the annual certificate of salary (Lohnausweis) issued to you as of the end of the calendar year during which your options are granted or exercised. You are responsible for attaching the certificate of salary to your income and wealth tax return and for paying any tax resulting from your options.
If you are subject to income tax at source (e.g., if you are a foreign employee holding a “B” permit or a cross-border employee), your employer is required to withhold and report income tax and social insurance contributions (to the extent applicable) on the taxable event (e.g., exercise). Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and pay additional tax (or receive a refund) when the tax administration computes the exact amount of tax due.
Uncertainty
Atmel cannot guarantee any particular tax results related to your options; furthermore, there is some uncertainty because there is no specific statutory provision that relates to the amendment of stock option exercise prices under Swiss tax law. Because this offer involves complex tax considerations, we urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

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